Filed Pursuant to Rule 424(b)(2)
Registration No. 333- 209536

PROSPECTUS SUPPLEMENT

(To prospectus dated February 16, 2016)

Ryder System, Inc.

Medium-Term Notes

Due Nine Months or More From the Date of Issue

We will offer notes from time to time and specify the terms and conditions of each issue of notes in a pricing supplement.

•	The notes will be unsecured unsubordinated debt securities of Ryder and will rank equally with all of our other unsecured and unsubordinated indebtedness outstanding from time to time.

•	The notes will have stated maturities of nine months or more from the date they are originally issued.

•	We will pay amounts due on the notes in U.S. dollars or one or more foreign currencies described in the applicable pricing supplement.

•	The notes may bear interest at fixed or floating rates or may not bear any interest. If the notes bear interest at a floating rate, the floating rate may be based on one or more indices or formulas.

•	We will specify in the applicable pricing supplement whether the notes can be redeemed or repaid before their maturity and whether they are subject to mandatory redemption, redemption at our option or repayment at the option of the holder of the notes.

Investing in the notes involves certain risks. See “Risk Factors ” beginning on page S-2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

We may sell the notes to or through one or more agents, including the Agents listed below, as principals for resale at varying or fixed offering prices or through the Agents as agents using their reasonable efforts on our behalf. We may also sell the notes without the assistance of the Agents (whether acting as principal or as agent).

BB&T Capital Markets

       BNP PARIBAS

              BNY Mellon Capital Markets, LLC

                    BofA Merrill Lynch

                             Citigroup

                                     Comerica Securities

                                             COMMERZBANK

                                                     HSBC

                                                               Lloyds Securities

                                                                       MUFG

                                                                                   Mizuho Securities

                                                                                              Morgan Stanley

                                                                                                          PNC Capital Markets LLC

                                                                                                                   RBC Capital Markets

                                                                                                                           Regions Securities LLC

                                                                                                                                   US Bancorp

                                                                                                                                           Wells Fargo Securities

The date of this prospectus supplement is February 16, 2016.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, any pricing supplement and any related offering material issued or authorized by us. Neither we nor any agent acting on our behalf has authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any agent acting on our behalf is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any pricing supplement and any related offering material issued or authorized by us is accurate only as of the date on the front cover of this prospectus supplement, the accompanying prospectus, the applicable pricing supplement, any applicable offering material or the document incorporated by reference, as applicable. In this prospectus supplement, the “Company,” “we,” “us” and “our” refer to Ryder System, Inc. and not any of its subsidiaries, except where the context otherwise requires or as otherwise indicated.

i

References in this prospectus supplement to “Agent” or “Agents” are to any or all, respectively, of BB&T Capital Markets, a division of BB&T Securities, LLC, BNP Paribas Securities Corp., BNY Mellon Capital Markets, LLC, Citigroup Global Markets Inc., Comerica Securities, Inc., Commerz Markets LLC, HSBC Securities (USA) Inc., Lloyds Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., Morgan Stanley & Co. LLC, PNC Capital Markets LLC, RBC Capital Markets, LLC, Regions Securities LLC, U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC or any other agent appointed by us.

ii

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENTS

This prospectus supplement is part of a registration statement that we filed with the Securities and Exchange Commission (the “Commission”) utilizing the “shelf” registration process. Under the shelf process, we may sell the securities described in this prospectus supplement in one or more offerings. We intend to use this prospectus supplement, the accompanying prospectus and a related pricing supplement to offer our notes from time to time.

This prospectus supplement provides you with certain terms of the notes and supplements the description of the debt securities contained in the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, this prospectus supplement will replace the inconsistent information in the accompanying prospectus.

Each time we issue notes, we will prepare a pricing supplement that will contain additional terms of the offering and the specific description of the notes being offered. The pricing supplement may also add, update or change information in this prospectus supplement or the accompanying prospectus, including provisions describing the calculation of interest and the method of making payments under the terms of a note. The flexibility available to us to set or negotiate individualized terms for notes means that there will be transactions, particularly with currency indexed notes, that are quite complex. Often the terms of the notes will differ from the terms described in this prospectus supplement. Any information in the pricing supplement that is inconsistent with this prospectus supplement will replace the inconsistent information in this prospectus supplement.

RISK FACTORS

Your investment in the notes is subject to certain risks, especially if the notes involve a currency index. You should consult your own financial and legal advisors about the risks entailed by an investment in the notes and the suitability of your investment in the notes in light of your particular circumstances. You should also consider carefully the matters described below, as well as the “Risk Factors” and other factors described in the “Forward-Looking Statements” sections of documents incorporated by reference into the accompanying prospectus. Additional risks and uncertainties that are not currently known to us or that are not currently believed by us to be material may also harm our business operations and financial results.

Risk Factors Related to the Notes

The notes will be unsecured, therefore your right to receive payments may be adversely affected.

The notes that we may offer will be unsecured. If we default on the notes, or after bankruptcy, liquidation or reorganization, then, to the extent that we have granted security over our assets, the assets that secure our debts will be used to satisfy the obligations under that secured debt before we could make payment on the notes. There may only be limited assets available to make payments on the notes in the event of an acceleration of the notes.

We may choose to redeem the notes when prevailing interest rates are relatively low.

If the notes are redeemable at our option, we may choose to redeem the notes at times when prevailing interest rates are relatively low. In addition, if the notes are subject to mandatory redemption, we may be required to redeem the notes also at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the notes being redeemed. Such redemption right of ours also may adversely impact your ability to sell your notes, and/or the price at which you could sell your notes, as the redemption date approaches.

Our credit ratings may not reflect all risks of an investment in the notes.

The credit ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market for, or trading value of, your notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. There is no assurance that a credit rating will remain for any given period of time or that a credit rating will not be lowered or withdrawn by the relevant rating agency if, in its judgment, circumstances so warrant. In the event that a credit rating assigned to the notes or to us is subsequently lowered for any reason, no person or entity is obliged to provide any additional support or credit enhancement with respect to the notes, and the market value of the notes is likely to be adversely affected.

You may not be able to sell your notes because a trading market for your notes may not develop or be maintained.

In making your evaluation of the notes, you should assume that you will be holding the notes until their maturity. The notes will not have an established trading market when issued. We may not list the notes on any securities exchange. We cannot assure you that a trading market for your notes will ever develop or be maintained. The Agents may make a market in the notes, but the Agents are not obligated to do so and they may discontinue market making activities at any time without notice, at their sole discretion. If liquidity is important to you, you should consider this before buying the notes.

Many factors affect the trading market and market value of your notes.

In addition to our credit ratings, creditworthiness, financial condition and results of operations, many other factors may affect the market value of, and trading market for, your notes. These factors include:

•	the complexity and volatility of any index or formula applicable to the notes;

•	the method of calculating any principal, premium or interest to be paid on the notes;

•	the time remaining to the maturity of your notes;

•	the outstanding amount of your notes and other debt securities with the same terms;

•	any redemption or repayment features of your notes;

•	the supply of notes trading in the secondary market, if any;

•	market rates of interest higher or lower than rates borne by your notes; and

•	the level, direction and volatility of market interest rates generally.

These factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. In addition, there may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all. Notes that are designed for specific investment objectives or strategies often experience a more limited trading market and more price volatility than those not so designed. You should not purchase notes unless you understand and know you can bear all of the investment risks involving the notes.

Conversion of interest rate may affect the market value of the notes.

Certain fixed/floating rate notes may bear interest at a rate that we may elect to convert from a fixed rate to a floating rate, or from a floating rate to a fixed rate. Our ability to convert the interest rate will affect the secondary market and the market value of the notes since we may be expected to convert the rate when it is likely to produce a lower overall cost of borrowing. If we convert from a fixed rate to a floating rate, the spread on the fixed/floating rate notes may be less favorable than the then-prevailing spreads on comparable floating rate notes tied to the same reference rate. In addition, the new floating rate at any time may be lower than the rates on other notes. If we convert from a floating rate to a fixed rate, the fixed rate may be lower than the then-prevailing floating rates on the notes.

There may be certain tax consequences of holding the notes.

Different holders will be treated differently depending on the terms of the notes and their own particular status and circumstances. Potential investors should consider, and consult with their own tax advisers about the U.S. federal income (as well as applicable state, local and foreign income and other) tax consequences to them of investing in, holding, and disposing of the notes. For more information, please read the section below described under the heading “Material United States Federal Income Tax Consequences.”

The notes may not be a suitable investment for all investors.

You must determine the suitability of your investment in light of your own circumstances. In particular, you should (1) have sufficient knowledge and experience to make a meaningful evaluation of the notes, the merits and risks of investing in the notes and the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus; (2) have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of your particular financial situation, an investment in the notes and the impact the notes will have on the your overall investment portfolio; (3) have sufficient financial resources and liquidity to bear all of the risks of an investment in the notes; (4) understand thoroughly the terms of the notes and be familiar with the behavior of any relevant indices and financial markets; and (5) be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.

The indenture does not restrict the amount of additional debt that we may incur.

The indenture under which the notes will be issued does not place any limitation on the amount of unsecured debt that we may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, reducing the trading value of your notes, if any, and causing a risk that the credit rating of the notes is lowered or withdrawn.

Notes indexed to interest rate, currency or other indices or formulas may have risks not associated with a conventional debt security.

If you invest in notes indexed to one or more values of currencies (including exchange rates between currencies), commodities, securities or interest rate indices, you will be subject to significant economic risks that are not associated with similar investments in a conventional fixed-rate debt security and may be subject to extraordinary tax treatment. If the interest rate of such a note is so indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued at the same time, including the possibility that no interest will be paid, and, if the principal amount of such a note is so indexed, the principal amount payable at maturity may be less than the original purchase price of such note if allowed pursuant to the terms of such note, including the possibility that no principal will be paid. The secondary market for such notes will be affected by a number of factors, independent of our creditworthiness and the value of the applicable currency, commodity, security or interest rate index, including the volatility of, or the price or value of, the applicable currency, commodity, security or interest rate index, the time remaining to the maturity of such notes, the amount outstanding of such notes and market interest rates. The value of the applicable currency, commodity, security or interest rate index will depend on a number of interrelated factors, including economic, financial and political events, over which we have no control. Additionally, if the formula used to determine the principal amount or interest payable with respect to such notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity, security or interest rate index will be increased. Historical experience relating to the relevant currencies, commodities, securities or interest rate indices and their values should not be taken as an indication of future performance or values of such currencies, commodities, securities or interest rate indices during the term of any note. The particular economic and tax risks associated with the issuance of indexed notes will be set forth in the related pricing supplement.

Exchange rates and exchange controls may adversely affect your foreign currency indexed notes.

An investment in a note indexed to a currency other than U.S. dollars entails significant risks. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and such currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments, such as intervention by a country’s central bank, imposition of regulatory controls or taxes, issuing a new currency to replace an existing currency or altering the exchange rate or relative exchange characteristics by the devaluation or revaluation of a currency. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain currencies have been highly volatile, and you should be aware that volatility may occur in the future. Depreciation of the specified currency for a note against the U.S. dollar would result in a decrease in the effective yield of such note (on a U.S. dollar basis) below its coupon rate and, in certain circumstances, could result in a loss to you on a U.S. dollar basis. There will be no adjustment or change in the terms of the currency indexed notes if exchange rates become fixed, or if any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes occur, or other developments affecting the U.S. dollar or any applicable currency occur.

To the extent we would be required to repurchase the notes upon a change of control triggering event, we may not have sufficient cash at such time to repurchase all the notes plus all other notes subject to a change of control triggering event repurchase obligation.

If specified in the terms of the applicable pricing supplement, the notes that we issue may require us to repurchase all or any part of such holder’s notes upon the occurrence of a Change of Control Triggering Event, as defined herein. We have, and may in the future, issue notes and enter into additional debt instruments, that require us to repurchase or repay the principal amount of debt outstanding (plus, in certain circumstances a premium) upon the occurrence of a Change of Control Triggering Event or similar event. If such event were to occur, we may not have sufficient financial resources available to satisfy all those obligations. Consequently we may not be able satisfy our obligations to repurchase your notes upon the terms of the indenture.

TERMS OF THE NOTES

General

The notes will be issued as part of a series of the debt securities under an indenture, dated as of October 3, 2003 (the “indenture”), between Ryder and The Bank of New York Mellon Trust Company, N.A., as trustee (the, “Trustee”). The term “debt securities,” as used in this prospectus supplement, refers to all securities issued and issuable from time to time under the indenture and includes the notes. The debt securities and the indenture are more fully described in the accompanying prospectus. The pricing supplement will add specific terms for each issuance of notes and may modify or replace any information in this section and in the section entitled “Description of Debt Securities” in the accompanying prospectus. The following summary of the material provisions of the notes and of the indenture is not complete and is qualified in its entirety by reference to the indenture, a copy of which has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. Capitalized terms used but not defined below have the meanings given to them in the accompanying prospectus, and in the indenture relating to the notes, or in the applicable pricing supplement.

The following description of notes will apply unless otherwise specified in the applicable pricing supplement.

Terms of the Notes

The notes issued and to be issued under the indenture will be unsecured and unsubordinated general obligations of Ryder and will rank equally with all the other unsecured and unsubordinated indebtedness of Ryder from time to time outstanding.

The indenture does not limit the aggregate principal amount of debt securities which we may issue. We may issue our debt securities from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time as we may authorize for each series. We may, without the consent of the holders of notes, “reopen” any tranche of notes previously issued and create and issue additional notes ranking equally with, and having the same terms and conditions as previously issued notes (except for the issue date and, in some circumstances, the issues price and the first interest payment date), provided that such additional notes shall be fungible with the previously issued notes for U.S. federal income tax purposes. Such additional notes will be consolidated and form a single tranche with, have the same CUSIP number as and trade interchangeably with such previously issued notes. We will issue notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

The notes are to mature on any day nine months or more from the date of issue (the “Issue Date”) as selected by the purchaser and agreed to by us. Interest-bearing notes will bear interest at either fixed or floating rates as specified in the applicable pricing supplement. Some notes may not bear interest. Notes may be issued at significant discounts from their principal amount payable at maturity, which will be either the stated maturity date or any date before the stated maturity date on which the principal or an installment of principal of a note becomes due and payable, whether by the declaration of acceleration, call for redemption at our option, repayment at the option of the holder or otherwise. The stated maturity date or such prior date, as the case may be, is referred to as the “Maturity Date” with respect to the principal, and premium, if any, repayable on that date. For further information regarding such discount notes, see “—Original Issue Discount Notes” and “Material United States Federal Income Tax Consequences—Consequences to United States Holder—Original Issue Discount”.

The pricing supplement relating to a note will describe the following terms:

•	whether the note will bear interest at a fixed rate or at a floating rate, or will not bear any interest;

•	the price (expressed as a percentage of the aggregate principal amount) at which the note will be issued;

•	the date on which the note will be issued;

•	the date on which the note will mature;

•	if the note is a fixed rate note, the rate per annum at which the note will bear interest and the interest payment dates;

•	if the note is a floating rate note, the terms relating to the determination and payment of the variable interest rate and the interest payment dates;

•	if the note may be redeemed at our option, or repaid at the option of the holder, prior to the stated maturity, a description of the provisions relating to the redemption or repayment;

•	any sinking fund or other mandatory redemption provisions applicable to the note;

•	if the note will be issued as a certificated note, a statement to that effect;

•	any other terms of the note not inconsistent with the provisions of the indenture;

•	the minimum denominations in which any note will be issuable if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	the identity of any additional Agent through or to whom the note is being sold; and

•	the amount of discounts or commissions to be paid to an Agent if different from those specifically set forth in the selling agency agreement which is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

The interest rates we offer with respect to the notes may differ depending upon, among other things, the aggregate principal amount of notes purchased in any single transaction. We may change interest rates or formulas and other terms of the notes from time to time, but no change will affect any note already issued or as to which we have accepted an offer to purchase. We may offer notes with similar variable terms other than interest rates concurrently at any time. We may also concurrently offer notes having different variable terms to different investors.

The notes will be issued in fully registered book-entry form (“Book-Entry Notes”) and will be represented by one or more global notes without coupons (each, a “Global Note”) deposited with the Trustee and registered in the name of a nominee of The Depository Trust Company (the “Depositary”) in New York, New York. Beneficial interests in notes evidenced by a Global Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its direct and indirect participants and any such beneficial interest may not be exchanged for notes in certificated form (“Certificated Notes”) except in the limited circumstances described herein. See “—Book-Entry Notes.”

The notes will be denominated in, and payments of principal, premium, if any, and/or interest, if any, in respect thereof will be made in, United States dollars. References to “United States dollars,” “U.S. dollars,” “U.S.$” or “$” are to the lawful currency of the United States of America (the “United States”).

As used herein:

“Below Investment Grade Rating Event” means the rating on the notes is lowered by each of the Rating Agencies and the notes are rated below Investment Grade by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control or (2) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control; provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Business Day” with respect to any note means, unless otherwise specified in the applicable pricing supplement, any day, other than a Saturday or Sunday, that meets each of the following applicable requirements: the day is

(a) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to be closed in The City of New York; and

(b) if such note is a LIBOR Note, a London Banking Day.

“Change of Control” means the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or its subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of our Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Discount Note” means

(a) a note which provides for an amount less than the stated principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof pursuant to the indenture; and

(b) any other note that for United States Federal income tax purposes would be considered an original issue discount note.

“Fitch” means Fitch, Inc., also known as Fitch Ratings.

“Interest Payment Date” with respect to any note means a date (other than the Maturity Date) on which, under the terms of such note, regularly scheduled interest shall be payable.

“Investment Grade” means a rating of BBB- (with at least a neutral outlook) or better by Fitch (or its equivalent under any successor rating category of Fitch); a rating of Baa3 (with at least a neutral outlook) or better by Moody’s (or its equivalent under any successor rating category of Moody’s); and a rating of BBB- (with at least a neutral outlook) or better by S&P (or its equivalent under any successor rating category of S&P).

“LIBOR Currency” means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no currency is specified in the applicable pricing supplement, United States dollars.

“London Banking Day” means any day on which commercial banks are open for business (including dealings in the LIBOR Currency (as defined above)) in London.

“Maturity Date” with respect to any note means the date on which such note will mature, as specified thereon.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P, and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Record Date” with respect to any Interest Payment Date for any note shall be the date (whether or not a Business Day) 15 calendar days (unless otherwise specified in the applicable pricing supplement) immediately preceding such Interest Payment Date.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such person.

All percentages resulting from any calculations will be rounded, if necessary, to the nearest one millionth of a percentage point (with five ten-millionths of a percentage point being rounded upward) and all amounts in U.S. dollars rounded to the nearest cent (with one-half cent being rounded upward).

Payments of Principal, Premium and Interest

Interest payable with respect to a note on any Interest Payment Date will be paid to the person in whose name such note (or one or more predecessor notes) is registered at the close of business on the Record Date immediately preceding such Interest Payment Date, provided that interest payable on the Maturity Date will be payable to the person to whom principal shall be payable. Unless otherwise specified in the applicable pricing supplement, the first payment of interest on any note will be made on the first Interest Payment Date succeeding the Issue Date to the person in whose name such note (or one or more predecessor notes) is registered at the close of business on the Record Date with respect to such Interest Payment Date; provided that if a note is originally issued between a Record Date and an Interest Payment Date, then the first payment of interest will be made on the Interest Payment Date following the next succeeding Record Date to the registered owner on such Record Date. Any such interest not so punctually paid or duly provided for on any Interest Payment Date will forthwith cease to be payable to the person in whose name such note (or one or more predecessor notes) is registered at the close of business on the relevant Record Date (or, if relevant, the person entitled to payment on an applicable Maturity Date) and may either (1) be paid to the person in whose name such note (or one or more predecessor notes) is registered at the close of business on a special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to the holders of notes by mail sent to their registered addresses not less than ten days prior to such special Record Date or (2) be paid at any time in any other lawful manner.

In the limited circumstances in which Certificated Notes are issued (see “—Book-Entry Notes”), payments of interest on Certificated Notes, other than interest payable with respect to the principal amount due on any Maturity Date with respect to a Certificated Note, will be made by check mailed to the registered holder entitled to that interest as described above. Notwithstanding the foregoing, a registered holder of not less than U.S. $10,000,000 aggregate principal amount of Certificated Notes that have the same Interest Payment Dates may, by written notice to the Trustee on or before the Record Date preceding an Interest Payment Date, arrange to have the interest payable on all such notes, held by such holder on such Interest Payment Date, and all subsequent Interest Payment Dates until written notice to the contrary is given to the Trustee as aforesaid, made by wire transfer of immediately available funds to an account at a bank in the United States (or other bank consented to by us and the Trustee) as the holder of such notes shall have designated, provided that such bank has appropriate facilities therefor.

The principal, premium, if any, and interest on any Certificated Note that is due at a Maturity Date will be paid in immediately available funds against presentation and surrender (by overnight delivery) of such note at the office of the Trustee maintained for such purpose at The Bank of New York Mellon Trust Company, N.A., as Trustee, at 10161 Centurion Parkway, Jacksonville FL 32256, or such other office or agency of which the registered holders receive notice from the Trustee; provided, however, that if such payment is to be made by wire transfer, the Trustee shall have received, not less than fifteen (15) Business Days prior to such Maturity Date, appropriate wire transfer instructions therefor. Payment of the principal amount of each note and interest thereon that is due at maturity will be made on such Maturity Date provided that the note is surrendered to the Trustee prior to 3:00 P.M., New York City time, on such Maturity Date and the Trustee has confirmation of receipt of funds from us.

We and the Trustee and any of our or the Trustee’s agents may treat the person in whose name a note is registered at the relevant time specified above or in the note as the owner of such note for the purpose of receiving payments of principal, premium, if any, and interest on such note and for all other purposes whatsoever.

Any money deposited with the Trustee and remaining unclaimed for two years after the date upon which the last payment of principal, premium, if any, and interest on any note to which such deposit relates shall have become due and payable, shall be repaid to us by the Trustee on demand, and the holder of any note to which such deposit related entitled to receive payment shall thereafter look only to us for the payment thereof and all liability of the Trustee with respect to such money shall thereupon cease.

In the absence of a written request from us to return unclaimed funds to us, the Trustee shall from time to time deliver all unclaimed funds to or as directed by applicable escheat authorities, as determined by the Trustee in its sole discretion, in accordance with the customary practices and procedures of the Trustee. Any unclaimed funds held by the Trustee pursuant to this and the preceding paragraph shall be held uninvested and without any liability for interest.

For a description of procedures for payment of principal, premium, if any, and interest on Book-Entry Notes represented by a Global Note, see “—Book-Entry Notes.”

Sinking Fund

Unless otherwise provided in the applicable pricing supplement, the notes will not be subject to any sinking fund.

Redemption at the Option of Ryder

We may redeem the notes at our option prior to their stated maturity only if an initial redemption date is specified in the applicable notes and in the applicable pricing supplement or as otherwise provided therein. If so indicated in the applicable pricing supplement, on and after the initial redemption date, we may redeem the related note at any time in whole or from time to time in part at our option at the applicable redemption price referred to below together with interest on the principal of the applicable note payable to the redemption date. Unless otherwise specified in the applicable pricing supplement, we must provide notice of a redemption not more than 60 nor less than 30 days before the redemption date. We will redeem the notes in increments of $2,000 and integral multiples of $1,000 in excess thereof, provided that any remaining principal amount will be an authorized denomination of the applicable note. Unless otherwise specified in the applicable pricing supplement, the redemption price with respect to a note will initially mean a percentage (i.e., the initial redemption percentage), of the principal amount of the note to be redeemed specified in the applicable pricing supplement and shall decline at each anniversary of the initial redemption date by a percentage specified in the applicable pricing supplement (i.e., the annual redemption percentage reduction) of the principal amount to be redeemed until the redemption price is 100% of the principal amount.

We may at any time purchase notes at any price in the open market or otherwise. Notes purchased by us may be held or resold or, at our discretion may be surrendered to the Trustee for cancellation.

Repayment at the Option of the Holder

If so indicated in the applicable pricing supplement, we will repay the notes in whole or in part at the option of the holders of the notes on any optional repayment date specified in the applicable pricing supplement. If no optional repayment date is indicated with respect to a note, it will not be repayable at the option of the holder before its stated maturity date. Any repayment in part will be in an amount equal to $2,000 and integral multiples of $1,000 in excess thereof, provided that any remaining principal amount will be an authorized denomination of the applicable note. The repurchase price for any note so repurchased will be 100% of the principal amount to be repaid, together with any unpaid interest on the principal of the applicable note payable to the date of repayment. For any note to be repaid, the Trustee must receive, at its office maintained for such purpose, not more than 60 nor less than 30 days before the optional repayment date:

•	in the case of a note in certificated form, the note and the form entitled “Option to Elect Repayment” duly completed, or

•	in the case of a note in book-entry form, instructions to that effect from the applicable beneficial owner of the global security representing the notes to the depositary and forwarded by the depositary.

Any notice of election from a holder to exercise the repayment option must be received by the Trustee by 5:00 p.m., New York City time, on the last day for giving such notice. Exercise of the repayment option by the holder of a note will be irrevocable.

Only the depositary may exercise the repayment option in respect of global securities representing notes in book-entry form. Accordingly, beneficial owners that desire to have all or any portion of their notes in book-entry form represented by global securities repaid must instruct the participant through which they own their interest to direct the depositary to exercise the repayment option on their behalf by forwarding the repayment instructions to the Trustee as discussed above. In order to ensure that the instructions are received by the Trustee on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant’s deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of notes in book-entry form should consult the participants through which they own their interest for the respective deadlines. All instructions given to participants from beneficial owners of notes in book-entry form relating to the option to elect repayment will be irrevocable. In addition, at the time instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the global security or securities representing the related notes in book-entry form, on the depositary’s records, to the Trustee. See “—Book-Entry Notes”.

If applicable, we will comply with the requirements of Section 14(e) of the Exchange Act and the rules promulgated thereunder and any other securities laws or regulations in connection with any repayment at the option of the holder.

Offer to Redeem Upon Change of Control Triggering Event

If indicated in the applicable pricing supplement that a Change of Control Triggering Event will be an event that requires us to offer to redeem the notes, then upon the occurrence of a Change of Control Triggering Event, each holder of notes will have the right to require us to purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the Change of Control, we will be required to deliver a notice to each holder of notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

Interest and Interest Rates

Each interest-bearing note will bear interest at either:

•	a fixed rate, which may be zero in the case of Discount Notes, or

•	a floating rate determined by reference to the interest rate basis or combination of interest rate bases (the “Base Rate”) or interest rate formulas specified in the applicable pricing supplement, which may be adjusted by a Spread or Spread Multiplier (each as defined below).

Interest rates offered by us with respect to the notes may differ depending upon, among other things, the aggregate principal amount of the notes purchased in any single transaction.

Fixed Rate Notes

Each Fixed Rate Note will bear interest from its Issue Date or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, at the annual rate stated on its face. Unless otherwise stated in the applicable pricing supplement, interest will be payable semiannually until the principal amount of the note is paid or made available for payment or upon earlier redemption or repayment and will be computed on the basis of a 360-day year of twelve 30-day months.

Interest on Fixed Rate Notes will be payable on the Interest Payment Dates specified in the applicable pricing supplement and at the Maturity Date as to the principal amount due at such Maturity Date, unless otherwise specified in the applicable pricing supplement. Notwithstanding the foregoing, periodic payments of interest will not be made with respect to any Zero-Coupon Note.

We may change interest rates from time to time but no such change will affect any Fixed Rate Notes theretofore issued or as to which we have accepted an offer. Each payment of interest shall include interest accrued through the day preceding the Interest Payment Date or Maturity Date or date of redemption or repayment. If any Interest Payment Date or the Maturity Date or date of redemption or repayment of a Fixed Rate Note falls on a day that is not a Business Day, the payment will be made on the next Business Day as if it were made on the date payment was due, and no interest will accrue after that Interest Payment Date, Maturity Date or the date of redemption or repayment.

Floating Rate Notes

Each Floating Rate Note will bear interest from its Issue Date at a rate per annum equal to:

•	the Initial Interest Rate set forth in the applicable pricing supplement until the first Interest Reset Date (as defined below); and

•	thereafter at rates determined by reference to the Base Rate plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any (each as specified in the applicable pricing supplement), until the principal thereof is paid or payment thereof is duly provided for.

The “Spread” is the number of basis points (one basis point equals one-hundredth of a percentage point) specified in the applicable pricing supplement as being applicable to such note. The “Spread Multiplier” is the percentage specified in the applicable pricing supplement as being applicable to such note. Any Floating Rate Note may also have either or both of the following:

•	a maximum numerical interest rate limitation, or ceiling, on the rate of interest that may accrue during any interest period (the “Maximum Interest Rate”); and

•	a minimum numerical interest rate limitation, or floor, on the rate of interest that may accrue during any interest period (the “Minimum Interest Rate”).

In addition to any Maximum Interest Rate that may apply to any Floating Rate Note pursuant to the foregoing, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis; this limit does not apply to Floating Rate Notes in which U.S. $2,500,000 or more has been invested.

The applicable pricing supplement will designate one or more of the following Base Rates as applicable to each Floating Rate Note:

•	the CMT Rate (a “CMT Rate Note”);

•	the Commercial Paper Rate (a “Commercial Paper Rate Note”);

•	the Federal Funds Rate (a “Federal Funds Rate Note”);

•	LIBOR (a “LIBOR Note”);

•	the Prime Rate (a “Prime Rate Note”);

•	the Treasury Rate (a “Treasury Rate Note”); or

•	such other Base Rate or interest rate formula as is specified in the applicable pricing supplement.

The Spread, Spread Multiplier, Index Maturity (as defined below) and other variable terms of the Floating Rate Notes are subject to change by us from time to time, but no such change will affect any Floating Rate Note theretofore issued or as to which we have accepted an offer.

The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually, annually or otherwise (such period being the “Interest Reset Period” for such note, and the first day of each Interest Reset Period being an “Interest Reset Date”), as specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, the Interest Reset Date will be:

•	in the case of Floating Rate Notes that reset daily, each Business Day;

•	in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week;

•	in the case of Treasury Rate Notes that reset weekly, Tuesday of each week;

•	in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month;

•	in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December;

•	in the case of Floating Rate Notes that reset semiannually, the third Wednesday of each of two months specified in the applicable pricing supplement; and

•	in the case of Floating Rate Notes that reset annually, the third Wednesday of the month specified in the applicable pricing supplement.

If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next day that is a Business Day, except, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

Interest on each Floating Rate Note will be payable monthly, quarterly, semiannually, annually or as otherwise specified in the applicable pricing supplement (the “Interest Payment Period”). Except as provided below or in the applicable pricing supplement, interest will be payable:

•	in the case of Floating Rate Notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December;

•	in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December;

•	in the case of Floating Rate Notes which reset semiannually, on the third Wednesday of each of the two months specified in the applicable pricing supplement;

•	in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in the applicable pricing supplement; and

•	in each case, on the Maturity Date thereof.

If any Interest Payment Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day except in the case of a LIBOR. Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day and no interest will accrue for the period from and after such Interest Payment Date. If the Maturity Date (or date of redemption or repayment) of any Floating Rate Note would fall on a day that is not a Business Day, the payment of interest and premium, if any, and principal may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Maturity Date (or the date of redemption or repayment).

Interest payments on each Interest Payment Date or on the Maturity Date or the date of redemption or repayment for Floating Rate Notes will include accrued interest from and including the Issue Date or from and including the last date in respect of which interest has been paid or duly provided for, as the case may be, to, but excluding, such Interest Payment Date or Maturity Date or the date of redemption or repayment.

Accrued interest will be calculated by multiplying the principal amount of a Floating Rate Note by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Commercial Paper Rate Notes, LIBOR Notes, Federal Funds Rate Notes and Prime Rate Notes, or by the actual number of days in the year in the case of Treasury Rate Notes or CMT Rate Notes. The interest rate in effect on each day will be:

•	if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date (as defined below) pertaining to such Interest Reset Date, or

•	if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any Maximum Interest Rate or Minimum Interest Rate limitation referred to above and to any adjustment by a Spread or Spread Multiplier referred to above.

The interest rate in effect for the period from the Issue Date to the first Interest Reset Date set forth in the applicable pricing supplement will be the “Initial Interest Rate” specified in the applicable pricing supplement

The “Interest Determination Date” pertaining to an Interest Reset Date for Commercial Paper Rate Notes, Prime Rate Notes, Federal Funds Rate Notes or CMT Rate Notes will be the second Business Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills of the Index Maturity (as defined below) specified on the face of such note are auctioned, but in no event shall such Interest Determination Date be after the related Interest Payment Date. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, that Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week for that Treasury Rate Note. If no auction is held in any week, or on the preceding Friday, the Interest Determination Date shall be the Monday of the week in which the Interest Reset Date falls.

The “Calculation Date,” where applicable, pertaining to an Interest Determination Date will be the first to occur of either:

•	the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day; or

•	the Business Day preceding the date any payment is required to be made for any period following the applicable Interest Reset Date or Maturity Date (or the date of redemption or repayment).

Unless otherwise specified in the applicable pricing supplement, The Bank of New York Mellon Trust Company, N.A. shall be the calculation agent (in such capacity, the “Calculation Agent”) with respect to Floating Rate Notes. Upon request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

“Index Maturity” is the particular maturity (specified in the applicable pricing supplement) of the type of instrument or obligation from which a Base Rate is calculated.

CMT Rate Notes

Each CMT Rate Note will bear interest at the interest rate calculated with reference to the CMT Rate and any Spread or Spread Multiplier specified in that note and any applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the “CMT Rate” means, with respect to any Interest Determination Date, the rate on such date as displayed on the Designated CMT Reuters Page (as defined below) under the caption “ . . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.,” under the column for the Designated CMT Maturity Index (as defined below) for the rate on that CMT Rate Interest Determination Date displayed on Reuters Page FRBCMT, or the weekly or monthly average on Reuters Page FEDCMT, for the week that ends immediately preceding the week in which the related Rate Interest Determination Date falls, or the month that ends immediately before the month in which the relevant Rate Interest Determination Date falls, as applicable. The following procedures will be followed if the CMT Rate cannot be determined as described above:

•	If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519).

•	If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index), for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Reuters Page and published in the relevant H.15(519).

•	If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent, and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a “Reference Dealer”) in The City of New York, which may include the Agents or the Calculation Agent or their affiliates, selected by the Calculation Agent after consulting with us (from five such Reference Dealers selected by the Calculation Agent after consulting with us and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States (“Treasury Notes”) with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

•	If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date of three Reference Dealers in The City of New York, which may include the Agents or the Calculation Agent or their affiliates (from five such Reference Dealers selected by the Calculation Agent after consulting with us and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million.

•	If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers selected by the Calculation Agent after consulting with us are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Rate Interest Determination Date.

•	If two Treasury notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

“Designated CMT Reuters Page” means the display on the Reuters 3000 Xtra Service (“Reuters”), or any successor service, on the page designated in the applicable pricing supplement, or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable pricing supplement, the Designated CMT Reuters Page shall be FEDCMT, for the most recent week.

“Designated CMT Maturity Index” means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable pricing supplement, the Designated CMT Maturity Index shall be 2 years.

Commercial Paper Rate Notes

Each Commercial Paper Rate Note will bear interest at the interest rate calculated with reference to the Commercial Paper Rate and any Spread or Spread Multiplier specified in that note and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the “Commercial Paper Rate” means, with respect to any Interest Determination Date, the Money Market Yield, calculated as described below, of the rate on such date for commercial paper having the Index Maturity designated in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in “Statistical Release H.15(519), Selected Interest Rates,” or any successor publication of such Board (“H.15(519)”), under the heading “Commercial Paper-Nonfinancial.” The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

•	If such rate is not published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity designated in the applicable pricing supplement as set forth in the daily update of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/ or any successor site or publication (the “H.15 Daily Update”) paper having the Index Maturity on the face hereof.

•	If such rate is neither published in H.15(519) or in the H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate for that Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates of three leading dealers of commercial paper in The City of New York, which may include the Agents or the Calculation Agent or their affiliates, selected by the Calculation Agent (after consulting with us) as of 11:00 a.m., New York City time, on that Interest Determination Date, for commercial paper having the Index Maturity designated in the applicable pricing supplement placed for an industrial issuer whose bond rating is “AA,” or the equivalent, from a nationally recognized rating agency; provided, however, that, if the dealers selected as aforesaid are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Interest Determination Date.

“Money Market Yield” shall be a yield calculated in accordance with the following formula:

where “D” refers to the per annum rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal; and “M” refers to the actual number of days in the interest period for which interest is being calculated.

Federal Funds Rate Notes

Each Federal Funds Rate Note will bear interest at the interest rate calculated with reference to the Federal Funds Rate and any Spread or Spread Multiplier specified in that note and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the “Federal Funds Rate” means, with respect to any Interest Determination Date, the rate on that day for Federal Funds as published in H.15(519) under the heading “Federal Funds (Effective)” as displayed on Reuters on page FEDFUNDS1 under the heading “EFFECT,” or any successor service or page (“Reuters Page FEDFUNDS1”). The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

•	If the above rate does not appear on Reuters Page FEDFUNDS1 or is not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Federal Funds Rate shall be the rate on such Interest Determination Date as published in the H.15 Daily Update under the heading “Federal Funds (Effective).”

•	If such rate is not published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest Determination Date shall be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by each of three leading brokers of Federal Funds transactions in New York City, which may include the Agents or the Calculation Agent or their affiliates, selected by the Calculation Agent (after consulting with us) prior to 11:00 a.m., New York City time, on such Interest Determination Date; provided, however, that if the brokers selected as aforesaid are not quoting as mentioned in this sentence, the Federal Funds Rate with respect to such Interest Determination Date will remain the Federal Funds Rate then in effect on such Interest Determination Date.

LIBOR Notes

Each LIBOR Note will bear interest at the interest rate calculated with reference to LIBOR and any Spread or Spread Multiplier specified in that note and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, “LIBOR” will be determined by the Calculation Agent in accordance with the following provisions:

(i) With respect to an Interest Determination Date, LIBOR shall equal the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity specified in the applicable pricing supplement, commencing on the second London Banking Day immediately following such Interest

Determination Date, which appear on LIBOR01 as of approximately 11:00 A.M., London time, on such Interest Determination Date, if at least two such offered rates appear on LIBOR01, provided that if LIBOR01 by its terms provides for a single rate, that single rate will be used. Unless otherwise specified in the applicable pricing supplement, “LIBOR01” will mean the display designated as page “LIBOR01” on Reuters, or any successor service (or such other page as may replace the LIBOR01 page on that service for the purpose of displaying London interbank offered rates of major banks for U.S. dollars). If (i) fewer than two offered rates appear or (ii) no rate appears on LIBOR01 and LIBOR01 by its terms provides only for a single rate, LIBOR01 in respect of that Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

(ii) If, on any Interest Determination Date, (i) fewer than two offered rates appear or (ii) no rate appears on LIBOR01 and LIBOR01 by its terms provides only for a single rate the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, which may include the Agents or the Calculation Agent or their affiliates, as selected by the Calculation Agent (after consulting with us), to provide the Calculation Agent with its quotation of the rate offered to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date for deposits in U.S. dollars having the Index Maturity, and in a principal amount equal to an amount not less than $1,000,000 that is representative of a single transaction in such market at such time (a “Representative Amount”). If at least two such quotations are provided, LIBOR will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such Interest Determination Date by three major U.S. banks, which may include the Agents or the Calculation Agent or their affiliates, selected by the Calculation Agent (after consulting with us), for loans in U.S. dollars to leading European banks having the Index Maturity designated in the applicable pricing supplement, commencing on the second London Banking Day immediately following that Interest Determination Date and in a Representative Amount, provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, LIBOR for such date will be LIBOR in effect on such Interest Determination Date.

Prime Rate Notes

Each Prime Rate Note will bear interest at the interest rate calculated with reference to the Prime Rate and any Spread or Spread Multiplier specified in that note and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the “Prime Rate” means, with respect to any Interest Determination Date, the rate on such date as published in H.15(519) under the heading “Bank Prime Loan.” The following procedures will be followed if the Prime Rate cannot be determined as described above:

•	In the event that such rate is not published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Prime Rate will be the rate on the Interest Determination Date as published in the H.15 Daily Update opposite the caption “Bank Prime Loan.”

•	If such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date in either H.15 (519) or the H.15 Daily Update, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page as such bank’s prime rate or base lending rate as in effect for that Interest Determination Date. “Reuters Screen USPRIME1 Page” means the display designated as page “USPRIME1” on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

•	If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for such Interest Determination Date, the Prime Rate shall be determined by the Calculation Agent and will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two major money center banks in New York City, which may include the Agents or the Calculation Agent or their affiliates, selected by the Calculation Agent (after consulting with us).

•	If fewer than two such rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates furnished in New York City by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by Federal or State authority, which may include the Agents or the Calculation Agent or their affiliates, selected by the Calculation Agent (after consulting with us) to provide such rate or rates; provided, however, that if the banks selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate will remain the Prime Rate in effect on such Interest Determination Date.

Treasury Rate Notes

Each Treasury Rate Note will bear interest at the interest rate calculated with reference to the Treasury Rate and any Spread or Spread Multiplier specified in that note and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the “Treasury Rate” means

(a) the rate from the auction held on the Treasury Rate Interest Determination Date (the “Auction”) of direct obligations of the United States (“Treasury Bills”) having the Index Maturity specified in the applicable pricing supplement under the caption “INVEST RATE” on either the Reuters Page USAUCTION10 or Reuters Page USAUCTION11, or

(b) if the rate referred to in clause (a) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield (as defined below) of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/ Treasury Bills/ Auction High”, or

(c) if the rate referred to in clause (b) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills as announced by the United States Department of the Treasury, or

(d) if the rate referred to in clause (c) is not so announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15(519) under the caption “U.S. Government Securities/ Treasury Bills/ Secondary Market”, or

(e) if the rate referred to in clause (d) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/ Treasury Bills/ Secondary Market”, or

(f) if the rate referred to in clause (e) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the Calculation Agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that Interest Determination Date, of three primary United States government securities dealers, which may include the Agents or the Calculation Agent or their affiliates, selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement, or

(g) if the dealers so selected by the Calculation Agent are not quoting as mentioned in clause (f), the Treasury Rate in effect on the particular Interest Determination Date.

“Bond Equivalent Yield” means a yield calculated in accordance with the following formula:

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable Interest Reset Period.

Indexed Notes

The notes may be issued with the principal amount payable at maturity and/or interest, if any, to be determined with reference to the price or prices, or changes in the price or prices, of specified commodities or stocks or other securities, the exchange rate of one or more specified currencies relative to an indexed currency, or such other price, exchange rate or formula as is set forth in the applicable pricing supplement and the related note.

Original Issue Discount Notes

We may from time to time offer notes at a price less than their redemption price at maturity, resulting in the applicable notes being treated as if they were issued with original issue discount (“OID”) for Federal income tax purposes (“Discount Notes”). Discount Notes may pay no interest currently or may bear interest at a rate which at the time of issuance is below market rates. Additional considerations relating to any Discount Notes will be described in the applicable pricing supplement. For further information regarding the Federal income tax implications for U.S. Holders of Discount Notes, see “Material United States Federal Income Tax Consequences—Consequences to United States Holder—Original Issue Discount”.

Amortizing Notes

Notes may be issued providing for level or graduated amortization of principal over the term of the related note, rather than payment of principal at the stated maturity of such note, as specified in the applicable pricing supplement.

Reset Notes

The pricing supplement relating to each note will indicate whether we have the option with respect to such note to reset the interest rate, in the case of a Fixed Rate Note, or to reset the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, and, if so, (1) the date or dates on which such interest rate or such Spread and/or Spread Multiplier, as the case may be, may be reset, and (2) the formula, if any, for such resetting.

We may exercise such option with respect to a note by notifying the Trustee of such exercise at least 45 but not more than 60 calendar days prior to an optional interest reset date for such note. If we so notify the Trustee of such exercise, the Trustee will send not later than 40 calendar days prior to such optional interest reset date, by any electronic or physical means, including facsimile transmission, email, hand delivery, overnight delivery or letter (first class, postage prepaid), to the holder of such note a notice indicating (1) that we have elected to reset the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, (2) such new interest rate or such new Spread and/or Spread Multiplier, as the case may be, and (3) the provisions, if any, for redemption of such note during the period from such optional interest reset date to the next optional interest reset date or, if there is no such next optional interest reset date, to the stated maturity of such note, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such subsequent interest period.

Notwithstanding the foregoing, not later than 20 calendar days prior to an optional interest reset date for a note, we may, at our option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, provided for in the reset notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a Spread and/or Spread Multiplier resulting in a higher interest rate, in the case of a Floating Rate Note, for the subsequent interest period commencing on such optional interest reset date by causing the Trustee to send via facsimile transmission, hand delivery or letter (first class, postage prepaid) notice of such higher interest rate or Spread and/or Spread Multiplier resulting in a higher interest rate, as the case may be, to the holder of such note. Such notice will be irrevocable. All notes with respect to which the interest rate or Spread and/or Spread Multiplier is reset on an optional interest reset date to a higher interest rate or Spread and/or Spread Multiplier resulting in a higher interest rate will bear such higher interest rate, in the case of a Fixed Rate Note, or Spread and/or Spread Multiplier resulting in a higher interest rate, in the case of a Floating Rate Note, whether or not tendered for repayment as provided in the next paragraph.

If we elect prior to an optional interest reset date to reset the interest rate or the Spread and/or Spread Multiplier of a note, the holder of such note will have the option to elect repayment of such note, in whole but not in part, by us on such optional interest reset date at a price equal to the principal amount thereof plus accrued and unpaid interest to but excluding such optional interest reset date. In order for a note to be so repaid on an optional interest reset date, the holder thereof must follow the procedures set forth in the applicable pricing supplement for optional repayment, except that the period for delivery of such note or notification to the Trustee will be at least 25 but not more than 35 calendar days prior to such optional interest reset date. A holder who has tendered a note for repayment following receipt of a reset notice may revoke such tender for repayment by written notice to the Trustee received prior to 5:00 P.M., New York City time, on the tenth calendar day prior to such optional interest reset date.

Extension of Maturity Date

The applicable pricing supplement will indicate whether we have the option to extend the stated Maturity Date of such note for one or more periods of from one to five whole years up to but not beyond the final Maturity Date specified in such pricing supplement.

We may exercise our option to extend the stated Maturity Date with respect to a Note by notifying the Trustee of such exercise at least 45 but not more than 60 calendar days prior to the current stated Maturity Date of such Note (including, if such stated Maturity Date has previously been extended, the stated maturity as previously extended) in effect prior to the exercise of such option. If we so notify the Trustee of such exercise, the Trustee will send not later than 40 calendar days prior to the current stated Maturity Date, by any electronic or physical means, including facsimile transmission, email, hand delivery, overnight delivery or letter (first class, postage prepaid), to the holder of such Note a notice relating to such extension, indicating (1) that we have elected to extend the stated maturity of such Note, (2) the new stated Maturity Date, (3) in the case of a Fixed Rate Note, the interest rate applicable to the extension period or, in the case of a Floating Rate Note, the Spread and/or Spread Multiplier applicable to the extension period, and (4) the provisions, if any, for redemption of such Note during the extension period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the extension period. Upon the sending by the Trustee of an extension notice to the holder of a Note, the stated maturity of such Note will be extended automatically, and, except as modified by the extension notice and as described in the next two paragraphs, such Note will have the same terms as prior to the sending of such extension notice.

Notwithstanding the foregoing, not later than 20 calendar days prior to the current stated Maturity Date for a Note, we may, at our option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, provided for in the applicable extension notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a Spread and/or Spread Multiplier resulting in a higher interest rate, in the case of a Floating Rate Note, for the extension period by causing the Trustee to send via any electronic or physical means, including facsimile transmission, email, hand delivery, overnight delivery or letter (first class, postage prepaid), notice of such higher interest rate or Spread and/or Spread Multiplier resulting in a higher interest rate, as the case may be, to the holder of such Note. Such notice will be irrevocable. All Notes with respect to which the stated maturity is extended will bear such higher interest rate, in the case of a Fixed Rate Note, or Spread and/or Spread Multiplier resulting in a higher interest rate, in the case of a Floating Rate Note, for the extension period, whether or not tendered for repayment as provided in the next paragraph.

If we extend the stated maturity of a Note (including, if such stated maturity has previously been extended, the stated maturity as previously extended), the holder of such Note will have the option to elect repayment of such Note, in whole but not in part, by us on the current stated Maturity Date (including the last day of the then current extension period, if any) at a price equal to the principal amount thereof plus accrued and unpaid interest to but excluding such date. In order for a Note to be so repaid on the current stated Maturity Date, the holder thereof must follow the procedures set forth in the applicable pricing supplement, except that the period for delivery of such Note or notification to the Trustee will be at least 25 but not more than 35 calendar days prior to the current stated Maturity Date. A holder who has tendered a Note for repayment following receipt of an extension notice may revoke such tender for repayment by written notice to the Trustee received prior to 5:00 P.M., New York City time, on the tenth calendar day prior to the current stated Maturity Date.

Renewable Notes

The applicable pricing supplement will indicate if a note (other than an Amortizing Note) will provide the holder of such note the opportunity to renew the note, in accordance with the procedures described in such pricing supplement, prior to its current stated Maturity Date.

Combination of Provisions

If so specified in the applicable pricing supplement, any note may be subject to all of the provisions, or any combination of the provisions, described above under “—Reset Notes,” “—Extension of Maturity Date,” and “—Renewable Notes.”

Book-Entry Notes

We have established a depositary arrangement with the Depositary, with respect to the Book-Entry Notes, the terms of which are summarized below. Any additional or differing terms of the depositary arrangement with respect to the Book-Entry Notes will be described in the applicable pricing supplement.

Upon issuance, all Book-Entry Notes of like tenor and terms up to $500,000,000 aggregate principal amount will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No Global Security may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or another nominee of the Depositary to a successor of the Depositary or a nominee of a successor to the Depositary.

So long as the Depositary or its nominee is the registered holder of a Global Security, the Depositary or its nominee, as the case may be, will be the sole owner of the Book-Entry Notes represented thereby for all purposes under the indenture. Except as otherwise provided below, the Beneficial Owners (as defined below) of the Global Security or Securities representing Book-Entry Notes will not be entitled to receive physical delivery of Certificated Notes and will not be considered the registered holders thereof for any purpose under the indenture, and no Global Security representing Book-Entry Notes shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if that Beneficial Owner is not a Participant, on the procedures of the Participant through which that Beneficial Owner owns its interest in order to exercise any rights of a registered holder under the indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.

Each Global Security representing Book-Entry Notes will be exchangeable for Certificated Notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (i) the Depositary notifies us that it is unwilling or unable to continue as Depositary for the Global Securities or we become aware that the Depositary has ceased to be a clearing agency registered under the Exchange Act and, in any such case we fail to appoint a successor to the Depositary within 90 days or (ii) we, in our sole discretion, determine that the Global Securities shall be exchangeable for Certificated Notes. Upon any such exchange, the Certificated Notes shall be registered in the names of the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes, which names shall be provided by the Depositary’s relevant Participants (as identified by the Depositary) to the Trustee.

The following is based on information furnished by the Depositary:

The Depositary will act as securities depositary for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary’s partnership nominee). One fully registered Global Security will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds $500,000,000, one Global Security will be issued with respect to each $500,000,000 of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

The Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal

Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants (“Direct Participants”) deposit with the Depositary. The Depositary also facilitates the post-trade settlement among Direct Participants of securities transactions in deposited securities through electronic computerized book-entry transfer and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary include both U.S. and non-U.S. securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. The Depositary is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for the Depositary, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority. Access to the Depositary’s system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depositary and its Participants are on file with the Commission.

Purchases of Book-Entry Notes under the Depositary’s system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on the Depositary’s records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security (“Beneficial Owner”) is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with the Depositary are registered in the name of the Depositary’s partnership nominee, Cede & Co, or such other name as may be requested by an authorized representative of the Depositary. The deposit of Global Securities with the Depositary and their registration in the name of Cede & Co. or such other Depositary nominee effect no change in beneficial ownership.

The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; the Depositary’s records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry notes. Under its usual procedures, the Depositary mails an Omnibus

Proxy to a company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Principal, premium, if any, and/or interest, if any, payments on the Global Securities representing the Book-Entry Notes will be made in immediately available funds to the Cede & Co., or such other nominee as may be requested by an authorized representative of the Depositary. The Depositary’s practice is to credit Direct Participants’ accounts upon the Depositary’s receipt of funds and corresponding detail from us or the Trustee, on the applicable payment date in accordance with their respective holdings shown on the Depositary’s records. Payments by Direct and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such Direct or Indirect Participant and not of the Depositary, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of the Depositary) is the responsibility of us and the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

If applicable, redemption notices shall be sent to the Depositary. If less than all of the Book-Entry Notes of like tenor and terms are being redeemed, the Depositary’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by us, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant’s interest in the Global Security or Securities representing such Book-Entry Notes, on the Depositary’s records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on the Depositary’s records and followed by a book-entry credit of the Global Security or Securities representing such Book-Entry Notes to the Trustee’s Depositary account.

The Depositary may discontinue providing its services as securities depositary with respect to the Book-Entry Notes at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, Certificated Notes are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depositary). In that event, Certificated Notes will be printed and delivered.

The information in this section concerning the Depositary and the Depositary’s system has been obtained from sources that we believe to be reliable, but neither we nor any Agent takes any responsibility for the accuracy thereof.

Interests in the Global Securities may be held through either the Depositary (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as “Clearstream”, or Euroclear Bank S.A./N.V., which we refer to as “Euroclear”, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of the Depositary.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book–entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the Agents. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book–entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the “Euroclear Operator”, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the “Cooperative”. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the Agents. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the Agents or the Trustee takes any responsibility for these operations or procedures, and you are urged to contact the Depositary, Clearstream and Euroclear or their participants directly to discuss these matters.

Distributions on the Book-Entry Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively referred to herein as the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the Book-Entry Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross–market transfers between persons holding directly or indirectly through the Depositary, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through the Depositary in accordance with the Depositary rules on behalf of the relevant European international clearing system by the U.S. depositary. Such cross–market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Book-Entry Notes in the Depositary, and making or receiving payment in accordance with normal procedures for same–day funds settlement applicable to the Depositary. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time–zone differences, credits of the Book-Entry Notes received in Clearstream or Euroclear as a result of a transaction with a Depositary participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions in the Book-Entry Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Book-Entry Notes by or through a Clearstream customer or a Euroclear participant to a Depositary participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Book-Entry Notes among participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certain Limitations on Claims in Bankruptcy

If a bankruptcy proceeding is commenced in respect of the Company, the claim of the holder of a Discount Note may, under Section 502(b)(2) of Title 11 of the United States Code, be limited to the issue price of such note plus that portion of any OID that is amortized from the date of issue to the commencement of the proceeding.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of certain of the notes that we are offering. Except where noted, this summary deals only with notes that are purchased upon original issuance and are held as capital assets, and does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for United States federal income tax purposes;

•	a “hybrid” entity;

•	a “United States Holder” (as defined below) whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below.

The discussion below assumes that all the notes issued pursuant to this prospectus will be classified for United States federal income tax purposes as our indebtedness and you should note that in the event of an alternative characterization, the tax consequences would differ from those discussed below. Accordingly, if we intend to treat a note as other than debt for United States federal income tax purposes, we will disclose the relevant tax considerations in the applicable pricing supplement. We will summarize any special United States federal tax considerations relevant to a particular issue of the notes in the applicable pricing supplement.

For purposes of this summary, a “United States Holder” means a beneficial owner of the notes that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

A “Non-United States Holder” means a beneficial owner of the notes who is neither a United States Holder nor a partnership for United States federal income tax purposes.

If a partnership or an entity treated as a partnership for United States Federal income tax purposes holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisors.

This summary does not represent a detailed description of the United States federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Consequences to United States Holders

The following is a summary of the material United States federal income tax consequences that will apply to you if you are a United States Holder of notes.

Payments of Interest

Except as set forth below, interest on a note will generally be taxable to you as ordinary income and included in your income as interest income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Original Issue Discount

If you own notes issued with OID other than short-term notes with a maturity of one year or less, you will be subject to special tax accounting rules, as described in greater detail below. In that case, you should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the notes, even if denominated as interest, to the extent those payments do not constitute “qualified stated interest,” as defined below. Notice will be given in the applicable prospectus supplement when we determine that a particular note will be issued with OID (such a note, an “original issue discount note”).

A note with an “issue price” that is less than its “stated redemption price at maturity” (the sum of all payments to be made on the note other than “qualified stated interest”) generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The “issue price” of each note in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and meets all of the following conditions:

•	it is payable at least once per year;

•	it is payable over the entire term of the note; and

•	it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

We will give you notice in the applicable prospectus supplement when we determine that a particular note will bear interest that is not qualified stated interest.

If you own a note issued with de minimis OID, which is discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity or weighted average maturity in the case of notes with more than one principal payment, you generally must include the de minimis OID in income at the time principal payments on the notes are made in proportion to the amount paid. Any amount of de minimis OID that you have included in income will be treated as capital gain.

Certain of the notes may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at your option. Original issue discount notes containing those features may be subject to rules that differ from the general rules discussed herein. If you are considering the purchase of original issue discount notes with those features, you should carefully examine the applicable prospectus supplement and should consult your own tax advisors with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the notes.

If you own original issue discount notes with a maturity upon issuance of more than one year, you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the “constant yield method” described in the following paragraphs.

If you hold a note with a maturity of more than one year from its date of issue that has been issued with OID, you are generally required to include any qualified stated interest payments in income as interest at the time such interest is accrued or is received in accordance with your regular accounting method for tax purposes, as described above under “—Consequences to United States Holders —Payment of Interest.”

The amount of OID that you must include in income if you are the initial United States Holder of an original issue discount note is the sum of the “daily portions” of OID with respect to the note for each day during the taxable year or portion of the taxable year in which you held that note (“accrued OID”) regardless of your regular method of accounting. The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for an original issue discount note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of:

•	the note’s “adjusted issue price” at the beginning of the accrual period multiplied by its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period; over

•	the aggregate of all qualified stated interest allocable to the accrual period.

OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments previously made on the note other than a payment of qualified stated interest. Under these rules, you will generally have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on notes held by persons of record other than corporations and other exempt holders.

Notes that provide for a variable rate of interest (“variable rate notes”) are subject to special OID rules. In the case of an original issue discount note that is a variable rate note, both the “yield to maturity” and “qualified stated interest” will be determined solely for purposes of calculating the accrual of OID as though the note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the note on its date of issue or, in the case of certain variable rate notes, the rate that reflects the yield to maturity that is reasonably expected for the note. Additional rules may apply if either:

•	the interest on a variable rate note is based on more than one interest index; or

•	the principal amount of the note is indexed in any manner.

The discussion above generally does not address notes providing for contingent payments. You should carefully examine the applicable prospectus supplement regarding the United States federal income tax consequences of the holding and disposition of any notes providing for contingent payments.

You may elect to treat all interest on any note as OID and calculate the amount includible in gross income under the constant yield method described above subject to certain limitations and exceptions. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You should consult with your own tax advisors about this election.

Short-Term Notes

In the case of notes having a term of one year or less (“short-term notes”), all payments, including all stated interest, will be included in the stated redemption price at maturity and will not be qualified stated interest. As a result, you will generally be taxed on the discount instead of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a short-term note, unless you elect to compute this discount using tax basis instead of issue price. In general, individuals and certain other cash method United States Holders of short-term notes are not required to include accrued discount in their income currently unless they elect to do so, but may be required to include stated interest in income as the income is received. United States Holders that report income for United States federal income tax purposes on the accrual method and certain other United States Holders are required to accrue discount on short-term notes (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. If you are not required, and do not elect, to include discount in income currently, any gain you realize on the sale, exchange or retirement of a short-term note will generally be ordinary income to you to the extent of the discount accrued by you through the date of sale, exchange or retirement. In addition, if you do not elect to currently include accrued discount in income you may be required to defer deductions for a portion of your interest expense with respect to any indebtedness attributable to the short-term notes.

Market Discount

If you purchase a note for an amount that is less than its stated redemption price at maturity (or, in the case of an original issue discount note, its adjusted issue price), the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the note at the time of the payment or disposition.

In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note. You may elect, on a note-by-note basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

Acquisition Premium, Amortizable Bond Premium

If you purchase an original issue discount note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, you will be considered to have purchased that note at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

If you purchase a note (including an original issue discount note) for an amount in excess of the sum of all amounts payable on the note after the purchase date other than qualified stated interest, you will be considered to have purchased the note at a “premium” and, if it is an original issue discount note, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under your regular accounting method. Special rules limit the amortization of premium in the case of convertible debt instruments. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note.

Reopenings. Regulations provide specific rules regarding whether additional notes issued in a reopening will be considered part of the same issue, with the same issue price and yield to maturity, as the original debt instruments for United States federal income tax purposes. Except as provided otherwise in an applicable pricing supplement, we expect that additional notes issued by us in any reopening will be issued such that they will be considered part of the original issuance to which they relate.

Sale, Exchange, Retirement or other Disposition of Notes

Your adjusted tax basis in a note will, in general, be your cost for that note, increased by OID, market discount or any discount with respect to a short-term note that you previously included in income, and reduced by any amortized premium and any cash payments on the note other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued and unpaid qualified stated interest, which will be taxable as interest income to the extent not previously included in income) and the adjusted tax basis of the note.

Your amount realized will include the amount of any cash and the fair market value of any other property received for the note. Except (i) as described above with respect to certain short-term notes or with respect to market discount and (ii) with respect to contingent payment debt instruments which this summary generally does not discuss, that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Additional Medicare Tax

Certain United States Holders that are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to an additional 3.8% Medicare tax on some or all of such United States Holder’s “net investment income.” Net investment income generally includes interest on, and gain from the disposition of, the notes unless such interest income or gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). United States Holders should consult their tax advisors regarding the effect this tax may have, if any, on their acquisition, ownership or disposition of the notes.

Consequences to Non-United States Holders

The following is a summary of the material United States federal income and estate tax consequences that will apply to you if you are a Non-United States Holder of notes.

United States Federal Withholding Tax

Subject to the discussion of backup withholding and FATCA below, the 30% United States federal withholding tax ordinarily imposed on U.S. source payments of interest to Non-United States Holders will not apply to any payment of interest on the notes (including OID) under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States, or a permanent establishment maintained in the United States if certain tax treaties apply;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us directly or indirectly through stock ownership;

•	you are not a bank extending credit under a loan agreement in the ordinary course of its trade or business as described in Section 881(c)(3)(A) of the Code;

•	the interest is not considered contingent interest under Section 871(h)(4)(A) of the Code and the United States Treasury regulations thereunder; and

•	either (a) you provide your name and address on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to Non-United States Holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest, including OID, made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States Federal Income Tax”).

Subject to the discussion of FATCA below, the 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of a note.

United States Federal Income Tax On Effectively Connected Income

If you are engaged in a trade or business in the United States and interest, including OID, on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “—United States Federal Withholding Tax” are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to certain adjustments.

Sale, Exchange, Retirement or other Disposition of Notes

Subject to the discussion of backup withholding and FATCA below, any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes, including OID, would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “—United States Federal Withholding Tax,” without regard to the statement requirement described in the sixth bullet point of that section.

Information Reporting and Backup Withholding

Consequences to United States Holders

In general, information reporting requirements will apply to certain payments of principal, interest (including OID) and premium paid on notes and to the proceeds of sale of a note paid to you (unless you are an exempt recipient such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or a certification of exempt status, or if you fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Consequences to Non-United States Holders

Generally, we must report to the IRS and to you the amount of interest (including OID) on the notes paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or multilateral agreement.

In general, you will not be subject to backup withholding with respect to payments on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the statement described above in the sixth bullet point under “—Consequences to Non-United States Holders—United States Federal Withholding Tax.”

In addition, subject to the discussion of FATCA below, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

FATCA

Pursuant to Sections 1471 through 1474 of the Code and United States Treasury regulations promulgated thereunder (commonly referred to as “FATCA”), a separate U.S. withholding tax is imposed at the rate of 30% on payments of U.S. source interest and, beginning January 1, 2019, on the gross proceeds from the sale or other taxable disposition of notes producing U.S. source interest, made to non-U.S. financial institutions and certain other non-U.S. non-financial entities (including, in some instances, where such an entity is acting as an intermediary) that fail to comply with certain information reporting obligations. If an amount in respect of U.S. withholding tax were to be deducted or withheld from interest or principal payments on notes as a result of a holder’s failure to comply with these rules or the presence in the payment chain of an intermediary that does not comply with these rules, neither we nor any paying agent nor any other person would be required to pay additional amounts as a result of the deduction or withholding of such tax. As a result, investors may receive less interest or principal than expected. Certain countries have entered into, and other countries are expected to enter into, agreements with the United States to facilitate the type of information reporting required under FATCA. While the existence of such agreements will not eliminate the risk that notes will be subject to withholding, these agreements are expected to reduce the risk of the withholding for investors in (or indirectly holding notes through financial institutions in) those countries. Non-United States Holders should consult their own tax advisors regarding FATCA and whether it may be relevant to their purchase, ownership and disposition of notes.

PLAN OF DISTRIBUTION

We are offering the notes on a continuing basis through the Agents. The Agents have agreed to use their reasonable efforts to solicit orders for the purchase of the notes. We reserve the right to sell notes directly to investors on our own behalf in those jurisdictions where we are authorized to do so. We will have the sole right to accept orders to purchase notes and may reject any proposed purchase of notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject any proposed purchase of notes through it in whole or in part. Payment of the purchase price of notes will be required to be made in immediately available funds. With respect to notes with maturity periods that are thirty years or shorter, we will pay each Agent a commission ranging from 0.125% to 0.750%, depending upon the maturity period of the notes sold and the principal amount of notes sold through such Agent. With respect to notes sold with maturity periods in excess of thirty years, the commission amount shall be negotiated. No commission will be payable on any sales made directly by us. The following table describes the potential proceeds we will receive from each note issuance but does not include expenses payable by us in connection to any issuance. The pricing supplement will specify the aggregate proceeds and the estimated expenses payable by us in connection with the notes.

	Price to Public	Agents’ Commissions	Proceeds to Us
Per Note	100.000%(1)	.125%-.750%	99.250%-9.875%

(1) Unless the pricing supplement provides otherwise, we will issue the notes at 100% of their principal amount.

We may also sell notes at a discount to an Agent as principal for resale to one or more investors and other purchasers at varying prices related to prevailing market prices at the time of resale or, if set forth in the applicable pricing supplement, at a fixed public offering price, as determined by such Agent. After any initial public offering of notes to be resold to investors and other purchasers, the public offering price (in the case of notes to be resold at a fixed public offering price), the concession and the discount may be changed. In addition, an Agent may offer notes purchased by it as principal to other dealers. Notes sold by an Agent to a dealer may be sold at a discount and, unless otherwise specified in the applicable pricing supplement, such discount allowed will not be in excess of the discount received by such Agent from us. Unless otherwise specified in the applicable pricing supplement, any note purchased by an Agent as principal will be purchased at 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a note of identical maturity.

We may appoint Agents, other than or in addition to the Agents listed in this prospectus supplement, with respect to the notes. Any other Agents will be named in the applicable pricing supplement and will enter into or otherwise agree to be bound by the terms of the selling agency agreement.

Concurrently with the offering of the notes through the Agents or otherwise as described herein, we may issue other debt securities as described in the accompanying Prospectus.

Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of these securities on a national securities exchange. Each Agent may make a market in the notes, but such Agent is not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance as to the existence or liquidity of a secondary market for any notes.

In connection with the offering of notes purchased by an Agent as principal on a fixed price basis, the Agent is permitted to over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the notes with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail for a limited period. However, there may be no obligation on the relevant Agent or such other person to do this. Such stabilization, if commenced, may be discontinued at any time and must be brought to an end after a limited period. Such stabilizing, if any, shall be in compliance with all relevant laws and regulations.

Such transactions may also consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of notes. If the Agents create a short position in notes, i.e., if they sell notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, the Agents may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of notes to be higher than it might be in the absence of such purchases.

Neither we nor the Agents are making any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the Agents are making any representation that an Agent will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

The Agents, whether acting as agent or principal, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify the Agents against specified liabilities, including liabilities under the Securities Act, or to contribute to payments that the Agents may be required to make in respect thereof.

The Agents and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the Agents and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, corporate trust, corporate trust and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the Agents and their respective affiliates may make or hold a broad array of investments, including acting as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. If any of the Agents or their affiliates have a lending relationship with us, certain of those Agents or their affiliates routinely hedge, and certain other of those Agents may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these Agents and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The Agents and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the Agents are not required to comply with the disclosure requirements of NI 33-105 regarding Agent conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of notes to the public may be made in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant Agent or Agents nominated by the issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the issuer or any Agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the us or any of the Agents to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the Agents have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the Agents to publish a prospectus for such offer.

For the purposes of the above provisions, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, each Agent (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and (ii) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Trustee Conflict of Interest

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture. BNY Mellon Capital Markets, LLC, an affiliate of The Bank of New York Mellon Trust Company, N.A., may be an Agent in an offering of notes. Pursuant to the Trust Indenture Act of 1939, if an event of default were to occur with respect to such notes, The Bank of New York Mellon Trust Company, N.A. would be deemed to have a conflicting interest, by virtue of being an affiliate of one of the Agents. In that event, The Bank of New York Mellon Trust Company, N.A. would be required to resign as trustee or eliminate the conflicting interest.

PROSPECTUS

RYDER SYSTEM, INC.

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

We may offer from time to time, debt securities, shares of common stock, shares of preferred stock, depositary shares, warrants, stock purchase contracts and stock purchase units in one or more series, in amounts, at prices and on terms to be determined at the time of offering.

When we offer securities pursuant to this prospectus, we will deliver to you this prospectus as well as a prospectus supplement setting forth the specific terms of the securities being offered. We urge you to read carefully this prospectus and the accompanying prospectus supplement before you make your investment decision. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “R.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents or directly to purchasers and may offer and sell these securities on a continuous or delayed basis.

Investing in our securities involves risk. See “Risk Factors” on page 2 of this prospectus. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 16, 2016.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any related offering material issued or authorized by us. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus, any prospectus supplement or in any such offering material is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus is part of a registration statement filed by us with the Securities and Exchange Commission (the “Commission”) utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We may register securities covered by this prospectus to permit selling shareholders to resell their securities. We may register securities for resale by selling shareholders by filing a prospectus supplement with the Commission. The prospectus supplement would set forth information about the selling shareholder, including their name, the amount of their securities that will be registered and sold, their beneficial ownership of the securities and their relationship with us.

You should read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

TERMS USED IN THIS PROSPECTUS

As used in this prospectus, “company,” “we,” “our” and “us” refer only to Ryder System, Inc. and not any of its subsidiaries, except where the context otherwise requires or as otherwise indicated, and “prospectus supplement” includes any pricing supplements relating to particular offerings of securities.

RYDER SYSTEM, INC.

We are a global leader in transportation and supply chain management solutions. Our business is divided into three business segments: (1) Fleet Management Solutions (“FMS”), which provides full service leasing, commercial rental, contract maintenance and contract-related maintenance of trucks, tractors and trailers to customers principally in the U.S., Canada and the U.K.; (2) Dedicated Transportation Solutions (“DTS”) which provides vehicles and drivers as part of a dedicated transportation solution in the U.S.; and (3) Supply Chain Solutions (“SCS”), which provides comprehensive supply chain solutions including distribution and transportation services in North America and Asia. Dedicated transportation services provided as part of an integrated, multi-service, supply chain solution to SCS customers are reported in the SCS business segment.

We were incorporated in Florida in 1955. Our principal executive offices are located at 11690 NW 105th Street, Miami, Florida 33178-1103. Our telephone number is (305) 500-3726.

RISK FACTORS

Investing in our securities involves risks. Potential investors are urged to read and consider the risk factors relating to an investment in our company described in our Annual Report on Form 10-K filed with the Commission and incorporated by reference in this prospectus. A prospectus supplement applicable to each type or series of securities we offer will also contain a discussion of any material risks applicable to the particular type of securities we are offering under that prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) are statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends concerning matters that are not historical facts. These statements are often preceded by or include the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “could,” “should” or similar expressions. This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements including, but not limited to, statements regarding:

•	our expectations as to anticipated revenue and earnings growth specifically, total revenue, operating revenue and product line revenues, used vehicle sales, demand, pricing, inventory and volumes, contract revenues, accelerated full service lease growth, on-demand maintenance growth, commercial rental pricing and demand, and actual and planned new sales activity in lease, DTS and SCS;

•	the size and impact of strategic investments;

•	our expected cost savings from workforce reductions and restructuring actions;

•	the continuing benefits of our maintenance initiatives and a newer fleet;

•	our ability to successfully achieve the operational goals that are the basis of our business strategies, including driving fleet growth, delivering a consistent, industry-leading and cost-effective maintenance program, optimizing asset utilization and management, providing differentiated quality of service and best execution, developing broad-based capabilities, creating a culture of innovation, focusing on continuous improvement and standardization and successfully implementing sales and marketing strategies;

•	impact of losses from conditional obligations arising from guarantees;

•	number of no longer earning (“NLE”) and used vehicles in inventory and the size of our commercial rental fleet;

•	estimates of cash flows from operations, free cash flow and capital expenditures for 2016;

•	the adequacy of our accounting estimates and reserves for pension expense, compensation-related expense, postretirement benefit expense, depreciation and residual value guarantees, rent expense under operating leases, self-insurance reserves, goodwill impairment, accounting changes and income taxes;

•	our ability to meet our operating, investing and financing needs in the foreseeable future through internally generated funds and outside funding sources;

•	our expected level of use of outside funding sources, anticipated future payments under debt, lease and purchase agreements, and risk of losses resulting from counterparty default under hedging and derivative agreements;

•	anticipated impact of exchange rate fluctuations;

•	the anticipated impact of fuel price fluctuations on our operations, cash flows and financial position;

•	our expectations as to future pension expense and contributions, as well as the continued effect of the freeze of our pension plans on our benefit funding requirements;

•	the anticipated deferral of tax gains on disposal of eligible revenue earning equipment under our vehicle like-kind exchange program;

•	our expectations relating to withdrawal liabilities and funding levels of multi-employer plans;

•	the status of our unrecognized tax benefits related to the U.S. federal, state and foreign tax positions;

•	our expectations regarding the completion and ultimate outcome of certain tax audits;

•	the ultimate disposition of legal proceedings and estimated environmental liabilities;

•	our expectations relating to compliance with new regulatory requirements; and

•	our expectations regarding the effects of the adoption of recent accounting pronouncements.

These statements, as well as other forward-looking statements contained in this prospectus and the documents incorporated by reference in this prospectus, are based on our current plans and expectations and are subject to risks, uncertainties and assumptions. We caution readers that certain important factors could cause actual results and events to differ significantly from those expressed in any forward-looking statements. These factors include, among others, the following:

•	our ability to obtain adequate profit margins for our services, including the potential impact of sudden or unusual changes in fuel prices and our ability to manage our cost structure and unexpected volume declines;

•	the impact of challenging or fluctuating economic and market conditions on lease sales, the commercial rental market or the sale of used vehicles and our ability to maintain current pricing levels;

•	changes in financial, tax or regulatory requirements with which we or our customers must comply, including regulations regarding vehicle emissions and changes that would limit our customers’ ability to commit to long-term vehicle leases;

•	increased debt costs that we may incur resulting from volatile financial markets or a decrease in our credit ratings;

•	our ability to successfully compete, attract new customers and retain existing customers, including key customers in the DTS and SCS business segments;

•	automotive plant shutdowns, shift eliminations, labor strikes or work stoppages affecting our or our customers’ business operations;

•	any unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of our customers;

•	changes in our customers’ operations, financial condition or business environment that may limit their need for, ability to purchase, or shift demand for our services;

•	the resale market for used vehicles, our ability to properly maintain our vehicle inventory and other factors that could adversely affect the residual value of our vehicles;

•	our ability to achieve our business strategy;

•	our ability to achieve planned synergies and customer retention levels from acquisitions;

•	unfavorable or unanticipated outcomes in legal proceedings or uncertain positions and our ability to adequately estimate reserves for such outcomes;

•	reductions in residual values or useful lives of revenue earning equipment;

•	our ability to adequately estimate reserves and accruals, particularly with respect to pension, taxes, environmental and insurance reserves and accruals, and changes in obligations relating to multi-employer plans; and

•	new accounting pronouncements, rules or interpretations and the adequacy of accounting estimates.

The risks included here are not exhaustive. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business. As a result, no assurance can be given as to our future results or achievements. You should not place undue reliance on the forward-looking statements contained herein, which speak only as of the date of this prospectus. We do not intend, or assume any obligation, to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise, except as required by law.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for the company for each of the years in the five-year period ended December 31, 2015. For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest expense and other financial charges plus interest capitalized and that portion (one third) of rental expense considered to be interest. Earnings are computed by adding amortization of capitalized interest and fixed charges, less capitalized interest, to earnings from continuing operations before income taxes and cumulative effect of changes in accounting principles. Because we had no shares of preferred stock outstanding during any of the periods presented or as of the date of this prospectus, we do not separately present the ratio of earnings to combined fixed charges and preferred stock dividends.

For the Year Ended December 31,
2015	2014	2013	2012	2011
3.41x	2.81x	3.04x	2.65x	2.57x

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include the repayment of indebtedness, working capital, capital expenditures, acquisitions and the repurchase of shares of our equity securities. Pending use for these purposes, we may invest proceeds from the sale of the securities in short-term marketable securities.

DESCRIPTION OF THE DEBT SECURITIES

The following is a description of the general terms and provisions that may apply to the debt securities. The particular terms of any debt securities offered hereby will be described in the prospectus supplement relating to those debt securities which may add, update or change the terms described in this prospectus. To review the terms of any debt securities offered by this prospectus, you must review both this prospectus and the relevant prospectus supplement.

The debt securities will be issued from time to time under the Indenture dated as of October 3, 2003 between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

Following is a brief description of certain provisions of the indenture. This description is not complete and is subject to the detailed provisions of the indenture. The indenture is incorporated by reference into the registration statement of which this prospectus is a part. Section references appearing below are to the indenture. Whenever particular provisions of the indenture are referenced, such provisions are incorporated by reference as part of the statement made, and the statement is qualified in its entirety by such reference. Any capitalized term used in this description and not defined shall have the meaning given to such term in the indenture. We urge you to read the indenture (and any amendments thereto) in its entirety because it, and not the following description, defines your rights as a holder of debt securities.

General

The indenture does not limit the amount of debt securities that we may issue. We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of our Board of Directors or as established in one or more supplemental indentures. We may from time to time, without giving notice to or seeking the consent of the holders of a series of debt securities, issue debt securities having the same terms (except for the issue date, and, in some cases, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the debt securities of a series previously issued. Any additional debt securities having such similar terms, together with the debt securities of the applicable series, will constitute a single series of securities under the indenture, including for purposes of voting and redemptions.

Unless otherwise provided in the prospectus supplement accompanying this prospectus, the debt securities will be issued in fully registered form without coupons (“registered securities”). In addition, debt securities may be issued in the form of one or more global securities (each a “global security”). Registered securities which are book-entry securities (“book-entry securities”) will be issued as registered global securities.

Debt securities of a single series may be issued at various times with different maturity dates and different principal repayment provisions, may bear interest at different rates, may be issued at or above par or with an original issue discount, and may otherwise vary, all as provided in the indenture.

The debt securities will be unsecured and unsubordinated general obligations of our company and will rank equal in right of payment with all our other unsecured and unsubordinated indebtedness from time to time outstanding.

Reference is made to the prospectus supplement relating to the particular series of debt securities for the following terms of such debt securities:

•	the title of such debt securities;

•	the aggregate principal amount of such debt securities;

•	if it is a series of debt securities, the total amount authorized and the amount outstanding as of the most recent practicable date;

•	the initial public offering price;

•	the stated maturity date;

•	the currency of payment;

•	the date or dates on which the principal of such debt securities will be payable, if other than at maturity, or the method we will use to determine these dates;

•	if the amount of payments of principal (and premium, if any) or interest may be determined with reference to an index, formula or other method, the manner in which such amounts will be determined;

•	the rate or rates, if any, (which may be zero) at which such debt securities will bear interest or the method for calculating such rate, if any, including, if applicable, any remarketing or similar procedure;

•	the date or dates from which such interest will accrue, the date or dates on which such interest will be payable, if any, and the record date for the interest payable on any interest payment date;

•	the place where the principal of and interest on such debt securities will be payable;

•	the periods, prices and other terms and conditions that may be applicable to any right of ours to redeem the securities;

•	whether we are obligated to redeem or purchase such debt securities pursuant to any sinking fund or at the option of a holder thereof, and the terms and conditions upon which such debt securities shall be redeemed or purchased pursuant to such obligation;

•	any provisions for the remarketing of the debt securities;

•	if other than the principal amount thereof, the portion of the principal amount of such debt securities which shall be payable upon declaration of acceleration of the maturity thereof;

•	whether such debt securities will be issued as registered securities or bearer securities or both;

•	whether the offered debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for such global security or securities and the terms and conditions, if any, upon which such global securities may be exchanged for individual certificates;

•	whether and under what circumstances we will pay Additional Amounts (as defined below) to any holder of offered debt securities who is not a United States person in respect of any tax, assessment or other governmental charge required to be withheld or deducted and, if so, whether we will have the option to redeem rather than pay any Additional Amounts;

•	whether such debt securities will be convertible into shares of common stock and/or exchangeable for other securities, whether or not issued by us and, if so, the terms and conditions upon which such debt securities will be convertible or exchangeable;

•	any additions, deletions or modifications to the covenants, events of default or our ability to discharge our obligations set forth in the indenture, that will be applicable with respect to the offered debt securities; and

•	any other terms not inconsistent with the indenture. (Section 2.02.)

A debt security will not be valid until authenticated by the manual signature of the trustee or an authenticating agent. Such signature will be conclusive evidence that the debt security has been authenticated under the indenture. (Section 2.03.)

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below-market rates. These securities are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement will describe any special tax, accounting, or other considerations relevant to these securities.

Transfer and Exchange

We will maintain an office or agency in The City of New York where registered debt securities may be presented for registration of transfer or exchange (“registrar”). Unless otherwise provided in the prospectus supplement, a registered holder of debt securities will be able to transfer registered debt securities at the office of the registrar we name in the prospectus supplement. The registered holder may also exchange registered debt securities at the office of the registrar for an equal aggregate principal amount of registered debt securities of the series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations. (Sections 2.05, 2.08 and 4.04.)

Neither we nor the trustee will impose a service charge for any transfer or exchange of a debt security; however, a holder may be required to pay any tax or governmental charge in connection with a transfer or exchange of a debt security.

For a discussion of certain restrictions on the registration, transfer and exchange of global securities, see “— Global Securities.” If we fail to maintain a registrar the trustee will act as such. We or any of our subsidiaries may act as registrar.

Certain Definitions

A summary of the definitions of certain terms used in the indenture follows (reference should be made to Article I of the indenture for complete definitions of the following and other terms):

“Additional Amounts” means any additional amounts which are required by a debt security or by or pursuant to a board resolution, under circumstances specified therein, to be paid by us in respect of certain taxes, assessments or other governmental charges imposed on certain holders of debt securities.

“After-Acquired Indebtedness” means (a) pre-existing indebtedness assumed by us or a Restricted Subsidiary as a result of the purchase, takeover or other acquisition of the assets or stock of an entity other than a Subsidiary of the company, (b) mortgages or liens on property existing at the time of acquisition of said property and (c) indebtedness of an Unrestricted Subsidiary which is outstanding at the time such Unrestricted Subsidiary becomes a Restricted Subsidiary subsequent to the date of the indenture.

“Consolidated” when used with respect to any other term, means such term as reflected in a consolidation of the accounts of the company and its Restricted Subsidiaries in accordance with generally accepted accounting principles.

“Foreign Financing Subsidiary” means any subsidiary not organized under the laws of the United States of America or any state thereof, engaged in the business of lending to the company or its Restricted Subsidiaries or borrowing on behalf of the company or its Restricted Subsidiaries.

“Indebtedness” means all indebtedness other than Subordinated Indebtedness of the company or its Restricted Subsidiaries for borrowed money or leasing obligations which have been created, incurred or assumed as reflected on the Consolidated balance sheet of the company and its Restricted Subsidiaries, and any indebtedness of other parties guaranteed by the company or its Restricted Subsidiaries, without duplication.

“Intercompany Indebtedness” means any Indebtedness owed directly between the company and/or its Restricted Subsidiaries.

“Leasing Indebtedness” means the capitalized Indebtedness of any leasing obligations on personal property.

“Net Tangible Assets” means the total amounts of assets as reflected on the Consolidated balance sheet of the company and its Restricted Subsidiaries, after appropriate deduction for minority interests, less: (a) all goodwill, operating rights, patents, trade-names, unamortized debt expense and other intangibles, (b) amounts invested in, advanced to, or equity in Unrestricted Subsidiaries and (c) unamortized debt discount.

“Original Issue Discount Debt Security” means a debt security which provides that an amount less than the principal amount thereof shall become due and payable upon acceleration of the maturity or redemption thereof, or any debt security which for United States Federal income tax purposes would be considered an original issue discount debt security.

“Real Property Indebtedness” means Indebtedness secured by real property acquired by the company or any of its Restricted Subsidiaries after the date of the indenture, including both mortgage and lease financing.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Secured Indebtedness” means Indebtedness secured by a pledge of, or mortgage, lien or security interest on, or title to any property, as well as any unsecured Indebtedness of any Restricted Subsidiary other than a Foreign Financing Subsidiary.

“Unrestricted Subsidiary” means (a) any Subsidiary (other than a Foreign Financing Subsidiary) substantially all of the property of which is located or substantially all of the business of which is conducted outside of the United States of America or its possessions, Canada or the United Kingdom and (b) any other Subsidiary (including, if so designated, a Foreign Financing Subsidiary) so designated by our board of directors or our chief executive officer.

Certain Covenants

Limitation on Secured Indebtedness.

Unless otherwise provided in the prospectus supplement, we will not, and will not permit any Restricted Subsidiary, to create, incur or assume any Secured Indebtedness unless the debt securities then outstanding are equally and ratably secured, with the following exceptions:

•	Secured Indebtedness existing at the date of the indenture,

•	Indebtedness of a corporation in existence at the time it becomes a Restricted Subsidiary,

•	After-Acquired Indebtedness,

•	Intercompany Indebtedness secured in favor of us or any Restricted Subsidiary,

•	Indebtedness deemed to be Secured Indebtedness by virtue of certain liens or charges which are not yet due or are payable without penalty or of which the amount, applicability or validity is being contested in good faith by appropriate proceedings and for which we or a Restricted Subsidiary will have set aside on our or its books reserves which we or it deems to be adequate,

•	Industrial revenue bond Indebtedness,

•	Real Property Indebtedness,

•	Leasing Indebtedness not to exceed a total of 10% of Consolidated Net Tangible Assets, and

•	All other Secured Indebtedness (in addition to that otherwise permitted above) not to exceed a total of 20% of Consolidated Net Tangible Assets. (Section 4.06.)

Limitation on Investments in Unrestricted Subsidiaries.

The company will not, and will not permit any Restricted Subsidiary to, make any investment in, or transfer any assets to, an Unrestricted Subsidiary if immediately thereafter the company would be in breach or in default in the performance of any covenant or warranty of the company contained in the indenture. (Section 4.07)

Limitation on Permitting Restricted Subsidiaries to Become Unrestricted Subsidiaries and Unrestricted Subsidiaries to Become Restricted Subsidiaries.

The company will not permit any Restricted Subsidiary to become an Unrestricted Subsidiary unless immediately thereafter such subsidiary will not own, directly or indirectly, any capital stock of any Restricted Subsidiary. The company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary unless immediately thereafter: (a) no shares of the capital stock of such subsidiary shall be owned or held by any Unrestricted Subsidiary; and (b) the company would not be prohibited from issuing any additional Secured Indebtedness by the provisions described above under “Limitation on Secured Indebtedness.” (Section 4.08)

Limitation on Consolidations and Mergers.

We shall not consolidate with or merge into, or transfer all or substantially all of our assets to, another entity unless such entity assumes all the obligations under the debt securities and the indenture and certain other conditions are met (whereupon all our obligations under the indenture shall terminate). (Section 5.01.)

Events of Default and Remedies

Unless otherwise provided in the prospectus supplement, the events of default with respect to the debt securities of any series are:

•	default for 30 days in the payment of interest thereon,

•	default in the payment of principal thereof,

•	default in performance by us of any other agreement with respect thereto which continues for 60 days after written notice, and

•	certain events of bankruptcy, insolvency or reorganization. (Section 6.01.)

If an event of default is continuing with respect to the debt securities of any series, the trustee or the holders of 25% in aggregate principal amount of the debt securities of that series then outstanding, by notice in writing to us and the trustee, may accelerate the principal of such debt securities, but the holders of a majority in aggregate principal amount of such debt securities then outstanding may rescind such acceleration if all existing events of default have been cured. (Section 6.02.)

Holders of debt securities may not enforce the indenture except in the case of the failure of the trustee, for 60 days, to act after notice of an event of default and a request to enforce the indenture by the holders of 25% in aggregate principal amount of the series of debt securities affected thereby and an offer of indemnity satisfactory to the trustee. (Section 6.06.) This provision will not prevent any holder of a debt security from enforcing payment of the principal of and interest on such debt security at the respective due dates thereof. (Section 6.07.) The holders of a majority in aggregate principal amount of the debt securities of any series then outstanding may direct the manner of conducting any proceedings for any remedy or trust power available to the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture, is unduly prejudicial to holders of other debt securities or would involve the trustee in personal liability. (Section 6.05.)

Holders of a majority in aggregate principal amount of any series of debt securities then outstanding may waive on behalf of all holders of debt securities of that series any default with respect to that series except a default in the payment of the principal or interest on such debt securities. (Section 6.04.)

The indenture provides that the trustee may withhold notice to the holders of any series of debt securities issued of any default if the trustee considers it in the interest of such holder to do so, provided the trustee may not withhold notice of default in the payment of principal of or interest on any of the debt securities of such series.

We will furnish an annual officers’ certificate to the trustee as to our compliance with all conditions and covenants set forth in the indenture. (Section 4.03.)

Satisfaction and Discharge

Unless otherwise provided in the prospectus supplement, we may terminate certain of our obligations under the indenture, including our obligation to comply with the covenants described above, with respect to any series of debt securities which does not provide for the payment of any Additional Amounts, on the terms and subject to the conditions contained in the indenture, by irrevocably depositing in trust with the trustee money or U.S. government obligations sufficient to pay principal and interest on such debt securities to maturity. Such deposit and termination is conditioned upon our delivery of an opinion of independent tax counsel that the holders of such debt securities will have no Federal income tax consequences as a result of such deposit and termination. (Section 8.01.)

Modification and Waiver

We and the trustee, with the consent of the holders of a majority in aggregate principal amount of the then outstanding debt securities affected, may execute supplemental indentures amending the indenture or such debt securities, except that no such amendment may, without the consent of the holders of the affected debt securities, among other things, change the maturity or reduce the principal amount thereof, change the rate or the time of payment of interest thereon, change any obligation on our part to pay Additional Amounts relating to a particular debt security or reduce the amount of principal of an Original Issue Discount Debt Security that would be due and payable upon a declaration of acceleration of the maturity thereof. (Sections 9.02 and 9.03.)

We and the trustee may also, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes of, among other things, curing ambiguities and inconsistencies, addressing changes in generally accepted accounting principles and making changes that do not adversely affect the rights of any holders of debt securities. (Section 9.01.)

Payment and Paying Agents

We will maintain an office or agency where the debt securities may be presented for payment (“paying agent”). Unless otherwise provided in the prospectus supplement, payment of principal of, premium, if any, and interest, if any, on registered securities will be made in U.S. dollars at the office of such paying agent or paying agents as we may designate from time to time, except that at our option payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the security register maintained by the registrar. Unless otherwise provided in the prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name such registered security is registered at the close of business on the regular record date for such interest. (Section 4.01.)

Unless otherwise provided in the prospectus supplement, the corporate trust office of the trustee in The City of New York will be designated as our sole paying agent for payments with respect to offered debt securities that are issuable solely as registered securities. Any paying agents outside the United States and any other paying agents in the United States initially designated by us for the offered debt securities will be named in the prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a paying agent in each place of payment for such series. (Section 4.04.) If we fail to maintain a paying agent, the trustee will act as such or we or any of our subsidiaries may act as paying agent.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (a “depositary”) identified in the prospectus supplement relating to such series. Global securities may be issued in registered, and in either temporary or definitive form. Unless and until it is exchanged in whole for debt securities in definitive form, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. (Section 2.16.)

The specific terms of any depositary arrangement with respect to the offered debt securities will be described in the prospectus supplement relating thereto. Unless otherwise specified in the prospectus supplement, we anticipate that the following provision will apply to all depositary arrangements.

Unless otherwise specified in the prospectus supplement, registered securities that are to be represented by a global security to be deposited with or on behalf of a depositary will be represented by a global security registered in the name of such depositary or its nominee. (Section 2.16.) Upon the issuance of a global security in registered form, the depositary for such global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security to the accounts of institutions that have accounts with such depositary or its nominee (“participants”). The accounts to be credited shall be designated by the underwriters or selling agents for such debt securities, or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in such global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such global securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee for such global security or by participants or persons that hold through participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security in registered form, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the indenture governing such debt securities. Except as set forth below, owners of beneficial interests in such global securities will not be entitled to have debt securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders thereof under the indenture.

Payment of principal of, premium, if any, and interest, if any, on debt securities registered in the name of or held by a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner or the holder of the global security representing such debt securities. None of us, the trustee, any paying agent or the registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 2.15.)

We expect that the depositary for debt securities of a series, upon receipt of any payment of principal of, premium, if any, or interest, if any, on permanent global securities, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global securities as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices.

If a depositary for registered securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual certificates for the registered securities in definitive form in exchange for the global security or securities representing such registered securities. In addition, we may at any time and in our sole discretion determine not to have any registered securities represented by one or more global securities and, in such event, will issue individual certificates for the registered securities in definitive form in exchange for the global security or securities representing such registered securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of individual certificates for the registered securities of the series represented by such global security equal in principal amount to such beneficial interest and to have such individual certificates registered in the name of the owner of such beneficial interest. (Section 2.16.)

Absence of Certain Covenants

We are not restricted by the indenture from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligation or creating liens on our property, except as set forth under “—Certain Covenants —Limitation on Secured Indebtedness.” The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. The indenture contains no provisions which afford holders of the debt securities protection in the event of a highly leveraged transaction involving our company.

Regarding the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture. The Bank of New York Mellon Trust Company, N.A. and its affiliates also act as depositary for funds of, makes loans to, acts as trustee and performs certain other services for, us and certain of our subsidiaries and affiliates in the normal course of our business.

Notices

Notices to holders of registered debt securities will be mailed by first class mail to the address on the register kept by the registrar. (Section 10.02.)

Governing Law

The indenture and the debt securities will be governed by the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is qualified in its entirety by reference to our restated articles of incorporation and bylaws. Reference is also made to the Florida Business Corporation Act, or FBCA.

As of the date of this prospectus, we were authorized to issue up to 400,000,000 shares of common stock, $0.50 par value per share and 3,800,917 shares of preferred stock, no par value per share. As of January 31, 2016, 53,493,748 shares of our common stock were issued and outstanding. No shares of our preferred stock were issued and outstanding. Our common stock is listed on the New York Stock Exchange, under the symbol “R.”

Any shares of common or preferred stock sold pursuant to this prospectus, when issued, will be fully paid and non-assessable.

Common Stock

Dividend Rights

Each share of common stock is entitled to participate equally with respect to dividends declared on the common stock out of funds legally available for the payment thereof. Our restated articles of incorporation do not limit the dividends that can be paid on the common stock.

Liquidation Rights

After satisfaction of creditors and payments due to the holders of preferred stock, if any, the holders of common stock are entitled to share ratably in the distribution of all remaining assets.

Voting Rights

In general, the holders of our common stock are entitled to one vote per share for the election of directors and for other corporate purposes. Our restated articles of incorporation and/or bylaws also:

•	permit shareholders to remove a director with or without cause by the affirmative vote of the majority of the votes cast of the outstanding shares of voting stock, voting as a class;

•	provide that a vacancy on our board of directors may be filled by a majority of the directors then in office;

•	permit shareholders to take action only at an annual meeting, or a special meeting duly called by our board of directors or the holders of not less than 10% of the voting power of the outstanding shares of voting stock entitled to vote on the matter;

•	require the affirmative vote of 75% of the voting power of the outstanding shares of voting stock to amend the provision prohibiting shareholder action by written consent.

Under our bylaws, a quorum is present where a majority of the total number of shares issued and outstanding and entitled to vote at a meeting are present in person or represented by proxy. At a meeting where a quorum is present, in connection with an uncontested election of directors, the affirmative vote of the holders of at least a majority of the total number of shares cast is required for the election of each director. Where the number of nominees considered by the shareholders for election as a director exceeds the number of directors to be elected, directors are elected by the vote of a plurality of the votes cast. Unless otherwise provided in our restated articles of incorporation or bylaws or in accordance with applicable law, the affirmative vote of a majority of the votes cast is required for shareholder action on matters other than the election of directors. Voting rights for the election of directors or otherwise, if any, for any series of preferred stock, will be established by the board of directors when such series is designated. The holders of our common stock do not have cumulative voting rights.

Board of Directors

Our bylaws previously provided that our board of directors be divided into three classes each consisting of an equal, or as nearly equal as possible, number of directors. Each class was elected for a three-year term, and the term of each class expired in succeeding years. Commencing in 2016, directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders following their election. Accordingly, at the 2016 annual meeting of stockholders, directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the 2017 annual meeting of stockholders; at the 2017 annual meeting of stockholders, directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the 2018 annual meeting of stockholders; and at the 2018 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders following the year of their election.

No Other Rights

Holders of our common stock are not entitled to preemptive, redemption, subscription or conversion rights. The rights, preferences and privileges of holders of common stock could be subject to, and may be adversely affected by, the rights of the holders of shares of any preferred stock, if any, which may be issued in the future.

Preferred Stock

The particular terms of any series of preferred stock offered hereby will be described in the prospectus supplement relating to that series of preferred stock which may add, update or change the terms described in this prospectus. To review the terms of any preferred stock offered by this prospectus, you must review both this prospectus and the relevant prospectus supplement.

All the terms of the preferred stock are, or will be, contained in our restated articles of incorporation, the articles of amendment relating to each series of the preferred stock and our bylaws, which are, or will be, filed with the Commission at the time we issue a series of the preferred stock

Subject to limitations prescribed by law, our board of directors is authorized at any time, without shareholder action, to:

•	issue one or more series of preferred stock;

•	determine the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock; and

•	determine the number of shares in any series.

Our board of directors is authorized to determine, for each series of preferred stock, and the prospectus supplement relating to such series of preferred stock will set forth, the following information:

•	whether dividends on that series of preferred stock will be cumulative and, if so, from which date;

•	the dividend rate;

•	the dividend payment date or dates;

•	the liquidation preference per share of that series of preferred stock, if any;

•	any conversion provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	the voting rights of that series of preferred stock, if any; and

•	the terms of any other preferences or special rights applicable to that series of preferred stock.

Anti-Takeover Effects of our Restated Articles of Incorporation and Bylaws and Florida Law

Certain provisions of our restated articles of incorporation, our bylaws and Florida law contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Our restated articles of incorporation provide that the consent of the holders of a majority of each series of outstanding preferred stock shall be required in order to effect a merger or consolidation of the company with or into any other corporation or the sale of all or substantially all of the assets of the company in exchange for stock or securities of another corporation unless: (i) the surviving corporation will not have, after such transaction, any stock either authorized or outstanding that ranks prior to the preferred stock, or to the stock of the surviving corporation issued in exchange therefor, in respect of payment of dividends or distribution of assets (except such stock of the company as may have been authorized or outstanding immediately prior to the transaction), and (ii) the merger or consolidation results in no change in the rights, privileges or preferences of such series of preferred stock or the stock of the surviving corporation issued in exchange therefor. While we currently do not have any shares of preferred stock outstanding, the issuance of any shares of preferred stock in the future may delay, defer or prevent a merger or sale of all or substantially all of the company’s assets.

Our bylaws contain advance notice procedures for shareholders to make nominations of candidates for election as directors or to bring other business before the annual meeting of shareholders. As specified in our bylaws, director nominations and the proposal of business to be considered by shareholders may be made only pursuant to a notice of meeting, at the direction of the board of directors (or a committee thereof) or by a shareholder who is a shareholder of record at the time of giving the notice, who is entitled to vote at the meeting and who has complied with the advance notice procedures that are provided in our bylaws.

To be timely, a nomination of a director by a shareholder or notice for business to be brought before an annual meeting by a shareholder must be delivered to the Secretary of the company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of an annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, for notice by the shareholder to be timely, it must be delivered not earlier than the opening of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made, whichever first occurs.

In the event a special meeting of shareholders is called for the purpose of electing one or more directors, any shareholder who is a shareholder of record at the time of giving the notice, who is entitled to vote at the meeting and who has complied with the advance notice procedures that are provided in our bylaws may nominate a person or persons as specified in our bylaws, but only if the shareholder notice is delivered to the Secretary of the company not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the 10th day following the day on which public disclosure of the date of such special meeting and the nominees proposed by the Board of Directors to be elected at such meeting was made, whichever first occurs.

We are also subject to statutory “anti-takeover” provisions under Florida law. Section 607.0901 of the FBCA imposes restrictions upon acquirers of 10% or more of our outstanding voting shares and requires approval by the corporation’s disinterested directors or a supermajority of disinterested shareholders for certain business combinations and corporate transactions with the interested shareholder or any entity or individual controlled by the interested shareholder, unless certain statutory exemptions apply. Section 607.0902 of the FBCA eliminates the voting rights of common stock acquired by a party who, by such acquisition, controls at least 20% of all voting rights of the corporation’s issued and outstanding stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, National Association. We will designate the transfer agent for each series of preferred stock in the prospectus supplement.

DESCRIPTION OF THE DEPOSITARY SHARES

If we elect to offer fractional shares of preferred stock, rather than full shares of preferred stock, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts evidencing the depositary shares. The depositary will be a bank or trust company selected by us. The depositary will also act as the transfer agent, registrar and dividend disbursing agent for the depositary shares.

Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The following is a summary of the most important terms of the depositary shares. The particular terms of any depositary shares offered hereby will be described in the prospectus supplement relating to the depositary shares which may add, update or change the terms described in this prospectus. To review the terms of any depositary shares offered by this prospectus, you must review both this prospectus and the relevant prospectus supplement.

All the terms of the depositary shares are, or will be, contained in the deposit agreement, our restated articles of incorporation and the articles of amendment for the applicable series of preferred stock that are, or will be, filed with the Commission. The following summary is qualified in its entirety by reference to the deposit agreement, our restated articles of incorporation and the articles of amendment for the applicable series of preferred stock.

Dividends

The depositary will distribute all cash dividends or other cash distributions received relating to the series of preferred stock underlying the depositary shares, to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The record date for the depositary shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution. However, if the depositary determines that it is not feasible to make the distribution, the depositary may, with our approval, adopt another method for the distribution. The method may include selling the property and distributing the net proceeds to the holders.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each depositary share will be entitled to receive the fraction of the liquidation preference, if any, accorded each share of the applicable series of preferred stock, as set forth in the relevant prospectus supplement for the depositary shares.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price payable per share for the applicable series of preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares will be selected by lot or ratably as the depositary will decide.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts representing the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in a manner consistent with the instructions of the holders of the depositary receipts. We will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Owners of depositary shares are entitled, upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, to receive the number of whole shares of preferred stock underlying the depositary shares. Partial shares of preferred stock will not be issued. These holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time and from time to time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than any change in fees, will not be effective unless the amendment has been approved by at least a majority of the depositary shares then outstanding. The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution relating to the preferred stock in connection with our dissolution, and that distribution has been made to all the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary shares, any redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as provided in the deposit agreement. In certain circumstances, the depositary may refuse to transfer depositary shares, withhold dividends and distributions, and sell the depositary shares evidenced by the depositary receipt, if the charges are not paid.

Reports to Holders

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at other places as it thinks is advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Liability and Legal Proceedings

Neither we nor the depositary will be liable if either we or the depositary is prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our and their duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper persons.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering thirty (30) days prior written notice to us of its election to do so. We may also remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The provisions of the depositary agreement relating to the appointment of a successor depositary will be described in the prospectus supplement relating to the depositary shares.

DESCRIPTION OF THE WARRANTS

The following is a description of the general terms and provisions that may apply to our warrants. The particular terms of any warrants offered hereby will be described in the prospectus supplement relating to the warrants which may add, update or change the terms described in this prospectus. To review the terms of any warrants offered by this prospectus, you must review both this prospectus and the relevant prospectus supplement.

We may issue warrants for the purchase of debt securities, common stock, preferred stock or depositary shares. The warrants may be issued independently or together with any other securities covered by this prospectus and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders of the warrants.

The prospectus supplement will specify the material terms of the warrants, including a description of any other securities sold together with the warrants, and the applicable warrant agreements, including one or more of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies, in which the prices of the warrants may be payable;

•	the designation, number and terms of the debt securities, common stock, preferred stock, depositary shares or other securities, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants and the currency or currencies, including composite currencies, in which such price is payable;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued as a unit;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

The following is a description of the general terms and provisions that may apply to our stock purchase contracts and stock purchase units. The prospectus supplement describing the terms of any stock purchase contracts or stock purchase units offered by this prospectus may add, update or change the terms described in this prospectus. To review the terms of any stock purchase contracts or stock purchase units offered by this prospectus, you must review both this prospectus and the relevant prospectus supplement.

We may issue stock purchase contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock at a future date or dates. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and an underlying debt or preferred security covered by this prospectus, U.S. Treasury security or other U.S. government or agency obligation. The holder of the unit may be required to pledge the debt, preferred security, U.S. Treasury security or other U.S. government or agency obligation to secure its obligations under the stock purchase contract.

The prospectus supplement will specify the material terms of the stock purchase contracts, the stock purchase units and any applicable pledge or depository arrangements, including one or more of the following:

•	the stated amount that a holder will be obligated to pay under the stock purchase contract in order to purchase our common stock;

•	the settlement date or dates on which the holder will be obligated to purchase shares of our common stock. The prospectus supplement will specify whether the occurrence of any events may cause the settlement date to occur on an earlier date and the terms on which any early settlement would occur;

•	the events, if any, that will cause our obligations and the obligations of the holder under the stock purchase contract to terminate;

•	the settlement rate, which is a number that, when multiplied by the stated amount of a stock purchase contract, determines the number of shares of our common stock that we will be obligated to sell and a holder will be obligated to purchase under that stock purchase contract upon payment of the stated amount of that stock purchase contract. The settlement rate may be determined by the application of a formula specified in the prospectus supplement. If a formula is specified, it may be based on the market price of our common stock over a specified period or it may be based on some other reference statistic;

•	whether the stock purchase contracts will be issued separately or as part of stock purchase units consisting of a stock purchase contract and an underlying debt or preferred security with an aggregate principal amount or liquidation amount equal to the stated amount;

•	the type of underlying security, if any, that is pledged by the holder to secure its obligations under a stock purchase contract. Underlying securities may be debt securities, preferred securities, U.S. Treasury securities or other securities;

•	the terms of the pledge arrangement relating to any underlying securities, including the terms on which distributions or payments of interest and principal on any underlying securities will be retained by a collateral agent, delivered to us or be distributed to the holder; and

•	the amount of the contract fee, if any, that may be payable by us to the holder or by the holder to us, the date or dates on which the contract fee will be payable and the extent to which we or the holder, as applicable, may defer payment of the contract fee on those payment dates.

The descriptions of the stock purchase contracts, stock purchase units and any applicable pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the stock purchase contracts or stock purchase units.

PLAN OF DISTRIBUTION

We may sell the securities:

•	to or through underwriters or dealers;

•	through agents;

•	directly to purchasers;

•	through a combination of any such methods of sale; or

•	through any other method described in a prospectus supplement.

If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	privately negotiated transaction;

•	at a fixed public offering price or prices, which may be changed;

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We will describe in a prospectus supplement the particular terms of the offering of the securities, including the following:

•	the names of any underwriters or dealers;

•	the purchase price and the proceeds we will receive from the sale (which may be the market price prevailing at the time of sale, a price related to the prevailing market price or a negotiated price);

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any over-allotment options granted to the underwriters; and

•	any other information we think is important.

If securities are sold in an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters. The underwriters will use this prospectus and the prospectus supplement to sell the securities. The underwriting agreement will provide that the obligations of the underwriters are subject to specified conditions precedent and that the underwriters will be obligated to purchase all the securities if any are purchased. Underwriters may be involved in any at the market offering of securities by or on our behalf.

In connection with the sale of securities, underwriters may be considered to have received compensation from us in the form of underwriting discounts or commissions. They may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters, and they may also receive commissions from the purchasers for whom they may act as agent.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended, or the Securities Act, of the offered securities so offered and sold.

If we use a dealer in the sale of the securities, we will sell the securities to the dealer, as principal. The dealer may then resell these securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will name these dealers and the terms of these arrangements. In addition, the dealers may sell the securities to other dealers. The terms under which securities may be sold by a dealer to another dealer will be described in the applicable prospectus supplement.

Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters under the Securities Act. Also, any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled under agreements with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for various expenses.

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of such securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

We may offer and sell the securities directly to institutional investors or others. These parties may be deemed to be underwriters under the Securities Act with respect to their resales. The prospectus supplement will include the terms of these transactions.

Any common stock sold pursuant to this prospectus will be listed on the NYSE, subject to official notice of issuance. Any other securities sold pursuant to this prospectus may or may not be listed on a national securities exchange or a foreign securities exchange. The securities may not have an established trading market. No assurances can be given that there will be a market for any of the securities.

Agents, underwriters and dealers may be customers of, engage in transactions with or perform services for, us and our subsidiaries in the ordinary course of business.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Ryder System, Inc. for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, certain legal matters relating to the securities to be offered hereby will be passed upon for us by Greenberg Traurig, P.A., Ft. Lauderdale, Florida and for the underwriters, if any, by Mayer Brown LLP, Chicago, Illinois.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any document previously filed by us at the Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Our filings with the Commission are also available to the public on the Commission’s Internet website at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the Commission a registration statement under the Securities Act that registers the distribution of the securities offered hereby. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities being offered. This prospectus, which forms part of the registration statement, omits certain of the information contained in the registration statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the registration statement and related exhibits for further information with respect to us and the securities offered hereby. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are allowed to “incorporate by reference” the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file subsequently with the Commission will automatically update and supersede the information included and/or incorporated by reference in this prospectus. We incorporate into this prospectus by reference the following documents filed by us with the Commission, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, each of which should be considered an important part of this prospectus:

Commission Filing (File No. 1-4364)	Period Covered or Date of Filing

Annual Report on Form 10-K	Year Ended December 31, 2015

Description of our Class A common stock contained in the Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating such description	September 10, 1971

All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934	After the date of this prospectus and before the termination of the offering

You may request a copy of any filings referred to above (excluding exhibits that are not specifically incorporated by reference therein), at no cost, by contacting us at (305) 500-3726 or at the following address:

Investor Relations

Ryder System, Inc.

11690 NW 105th Street

Miami, Florida 33178-1103

In addition, we make available free of charge through the Investor Relations page on our website at http://www.ryder.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Commission. Other than the information expressly incorporated by reference into this prospectus, information on, or accessible through, our website is not a part of this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part.

Ryder System, Inc.

Medium-Term Notes

Due Nine Months or More From the Date of Issue

PROSPECTUS SUPPLEMENT

BB&T Capital Markets

BNP PARIBAS

BNY Mellon Capital Markets, LLC

BofA Merrill Lynch

Citigroup

Comerica Securities

COMMERZBANK

HSBC

Lloyds Securities

MUFG

Mizuho Securities

Morgan Stanley

PNC Capital Markets LLC

RBC Capital Markets

Regions Securities LLC

US Bancorp

Wells Fargo Securities

February 16, 2016